UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Fresh Market, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:	April 25, 2013

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of The Fresh Market, Inc. (the “Company”) to be held on June 4, 2013 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408.

At this Annual Meeting, the agenda includes:

•	the election of three (3) Class III directors for three-year terms,

•	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year, and

•	an advisory vote to approve the compensation paid to the Company’s executive officers in 2012.

The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of Ernst & Young LLP and FOR approval of the executive compensation described in the accompanying proxy statement.

Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. If you received a paper copy of the proxy materials by mail, you may sign, date and mail the proxy card in the envelope provided, or you can also authorize a proxy by telephone or over the Internet as described in the enclosed materials.

Very truly yours,

Craig Carlock

President and Chief Executive Officer

THE FRESH MARKET, INC.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2013

To the Stockholders of The Fresh Market, Inc.:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of The Fresh Market, Inc., a Delaware corporation (the “Company”), will be held on June 4, 2013 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, for the following purposes:

1.	to elect three (3) Class III directors to the Board of Directors to serve for three-year terms;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year;

3.	to approve the compensation paid to the Company’s executive officers in 2012; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The proposal for the election of directors relates solely to the election of the specified Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 12, 2013 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

To attend the Annual Meeting, you must present a valid, government issued photo identification (such as a driver’s license or a passport) and demonstrate that you were a stockholder of the Company as of the close of business on April 12, 2013, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 12, 2013, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. Only stockholders who own common stock of the Company, or hold a valid proxy, as of the close of business on April 12, 2013 will be permitted to attend the Annual Meeting.

By Order of the Board of Directors,

SCOTT F. DUGGAN

Secretary

Greensboro, North Carolina

April 25, 2013

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting

To Be Held on June 4, 2013

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

THE FRESH MARKET, INC.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders

To Be Held on June 4, 2013

THE FRESH MARKET, INC.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders

To Be Held on June 4, 2013

GENERAL INFORMATION

Why did I receive these materials?

These materials are being furnished in connection with the solicitation of proxies by The Fresh Market, Inc., a Delaware corporation (the “Company”), for use at the 2013 Annual Meeting of Stockholders or at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement includes information that the Company is required to provide you under the Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail, to persons who are beneficial owners but not stockholders of record. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning April 25, 2013, and our proxy materials were posted on the investor relations portion of our website at http://ir.thefreshmarket.com, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

•	the Proxy Statement for the Annual Meeting, and

•	the Annual Report to Stockholders, which includes the Company’s financial statements for the fiscal year ended January 27, 2013.

If you received a printed copy of these materials by mail, these materials also include the proxy or voting instruction card for the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on June 4, 2013 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

•	elect three (3) Class III directors for three-year terms,

•	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year, and

•	approve the compensation paid to the Company’s executive officers in 2012.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2013 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 48,292,027 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) were issued and outstanding. Stockholders are entitled to one vote per share of Common Stock on any proposal presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of the Company’s Common Stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. The Company only has access to ownership records for the registered stockholders. If you are not a stockholder of record, the Company will require additional documentation to evidence your stock ownership as of the Record Date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy on the website referenced in your Notice. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote on the website referenced on your proxy or voting instruction card; call the toll-free telephone number listed on your proxy or voting instruction card; or sign, date and return in the envelope provided the enclosed proxy or voting instruction card.

Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

How can I revoke a previously submitted proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the

Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary, before the taking of the vote at the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you sign, date and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) and the non-binding advisory vote on executive compensation (“Proposal 3”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 3.

The ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

How many shares must be present at the Annual Meeting?

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

How many votes are required to approve each proposal?

For Proposal 1, the election of directors, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the three nominees who receive the greatest number of affirmative votes cast shall be elected as directors. Stockholders cannot cumulate votes in the election of directors.

For each of Proposal 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year, and Proposal 3, the advisory vote to approve executive compensation, an affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on such matter is required for approval.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, tabulates the votes.

How are withhold authority votes, abstentions and broker non-votes treated?

Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting.

With respect to the election of directors, only “for” and “withhold” votes may be cast and withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors.

With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2013 fiscal year and the advisory vote to approve the Company’s executive compensation, an abstention will be counted as a vote present or represented and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, R. Craig Carlock, Jr., Sean M. Crane and Scott F. Duggan, were selected by the Board of Directors and are officers of the Company. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of each of the director nominees, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year, FOR the approval of the Company’s executive compensation and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Is there other business to come before the Annual Meeting?

Aside from the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2013 fiscal year, and the advisory vote to approve the Company’s executive compensation, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that you vote FOR the election of each of the director nominees, FOR the ratification of the appointment of Ernst & Young LLP, and FOR the approval of the Company’s executive compensation described herein.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors currently consists of ten members. Our certificate of incorporation and bylaws divide our Board of Directors into three classes. One class is elected each year for a term of three years. The following table sets forth the class that each member of the Board of Directors is a member of, the year in which he or she first became a director, and whether or not he or she is independent as defined under the rules of The NASDAQ Stock Market. The sections of this Proxy Statement below entitled “Directors and Executive Officers” and “Corporate Governance” provide additional detail about our Board of Directors and its committees and our corporate governance.

Class	Director’s Name and Year First Became a Director	Independent
Class I (term expires 2014)	Craig Carlock (2012)	No
	Richard Noll (2011)	Yes
	Michael Tucci (2011)	Yes

Class II (term expires 2015)	Brett Berry (1985)	No
	David Rea (2010)	Yes
	Bob Sasser (2012)	Yes
	Steven Tanger (2012)	Yes

Class III (term expires 2013)	Ray Berry, Chairman of the Board (1981)	No
	Jeffrey Naylor (2010)	Yes
	Jane Thompson (2012)	Yes

Election of Class III Directors

The terms of office of our Class III directors will expire at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Ray Berry, Jeffrey Naylor, and Jane Thompson, and recommended that each of them be elected to the Board of Directors as Class III directors, to hold office until the annual meeting of stockholders to be held in the year 2016 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Mr. Berry, Mr. Naylor and Ms. Thompson are each standing for re-election to the Board. See “Directors and Executive Officers—Backgrounds of Directors and Executive Officers” for information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

The Board of Directors has determined that Mr. Naylor and Ms. Thompson are independent within the meaning of the director independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors solicited and considered information from each of Mr. Naylor and Ms. Thompson regarding whether he or she, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation. Mr. Berry is not independent under the rules of The NASDAQ Stock Market.

Conclusion

The Board of Directors knows of no reason why any of Mr. Berry, Mr. Naylor, or Ms. Thompson would be unable or unwilling to serve, but if any of them should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Berry, Mr. Naylor, and Ms. Thompson.

This proposal for the election of directors relates solely to the election of three (3) Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF THE FOREGOING NOMINEES TO SERVE AS MEMBERS OF CLASS III OF THE BOARD OF DIRECTORS.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” each of the foregoing nominees to serve as a member of Class III of the Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year. Ernst & Young has served as the Company’s independent registered public accounting firm since 2009. The Audit Committee reviewed and discussed the performance of Ernst & Young for the fiscal year ended January 27, 2013 and its appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for our 2013 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Ernst & Young to the Company’s stockholders for ratification. Even if the appointment of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

If the appointment of Ernst & Young as our independent registered public accounting firm for our 2013 fiscal year is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2013 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

We expect that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR OUR 2013 FISCAL YEAR.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for our 2013 fiscal year.

Pre-Approval Policy

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For the 2012 fiscal year, all of the audit fees were approved by the Audit Committee pursuant to the Pre-Approval Policy. All of the other fees billed by Ernst & Young to the Company for the 2012 fiscal year were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in the 2012 fiscal year were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Our Board of Directors and its Committees” and “Report of the Audit Committee of the Board of Directors.”

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young to the Company during the fiscal year ended January 27, 2013 (fiscal 2012) and during the fiscal year ended January 29, 2012 (fiscal 2011).

	2012	2011
Audit Fees(1)	$850,368	$884,974
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$1,995	$1,995

Total	$852,363	$886,969

(1)	Audit Fees for both years consist of fees for professional services associated with the annual financial statements audit and quarterly reviews and accounting consultations. Audit Fees for both years also include services in connection with regulatory filings, including filings associated with the Company’s public offerings completed in May 2011 and June 2012.

(2)	All Other Fees for both years consist of fees for access to an on-line research tool provided by Ernst & Young.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices. At the Company’s annual meeting of stockholders in 2011, a majority of the stockholders voted to hold an advisory vote on executive compensation every year, as recommended by the Board of Directors.

As discussed below under “Compensation Discussion and Analysis,” we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We seek to attract and retain experienced and skilled executives with competitive compensation programs that reward long-term growth and align the interests of management and stockholders. We believe that our compensation program for our named executive officers has helped us achieve our strong strategic and financial performance. The Company’s executive compensation received the approval of more than 99% of the votes cast at the 2012 annual meeting.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that The Fresh Market, Inc.’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this Proxy Statement.”

The vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders. In accordance with SEC regulations, we will disclose the extent to which the Board of Directors and Compensation Committee took into account the results of the vote in next year’s proxy statement.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

The business address of all of the executive officers and directors of the Company is 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

Name	Age	Position(s)
Ray Berry	72	Chairman of the Board
Brett Berry	46	Vice Chairman of the Board
Craig Carlock	46	Director, President and Chief Executive Officer
Jeffrey Naylor	54	Director
Richard Noll	55	Director
David Rea	52	Director
Bob Sasser	61	Director
Steven Tanger	64	Director
Jane Thompson	61	Director
Michael Tucci	52	Director
Sean Crane	45	Executive Vice President, Chief Operating Officer and interim Chief Financial Officer
Scott Duggan	47	Senior Vice President—General Counsel
Marc Jones	41	Senior Vice President—Merchandising and Marketing
Matt Argano	40	Senior Vice President—Human Resources

Backgrounds of Directors and Executive Officers

Set forth below is information concerning the current directors and executive officers identified above. The biographical description for each director includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

Ray Berry is the founder of the Company, has served as Chairman of our Board of Directors since he founded the Company in 1981 and served as our President and Chief Executive Officer from 1981 until 2007. Prior to starting the Company, Mr. Ray Berry held positions at numerous grocery and retail companies, including Vice President of Stores at Southland Corporation (former parent of 7-Eleven, Inc.) where he was responsible for the operations of nearly 4,000 7-Eleven stores. Mr. Ray Berry received a B.A. in Psychology from San Diego State University and also completed the Stanford Executive Program at the Stanford Graduate School of Business. Mr. Ray Berry is the father of Mr. Brett Berry, who is also a member of our Board of Directors.

We believe Mr. Ray Berry’s qualifications to serve on our Board of Directors include his knowledge of our Company and the food retail industry and his years of leadership at our Company.

Brett Berry has served as Vice Chairman of our Board of Directors since March 2009 and has been a director since December 1985. Mr. Brett Berry served as our President and Chief Executive Officer from January 2007 until January 2009. He joined the Company as an employee in 1998 and has held various positions in the marketing and operations departments, including Chief Operating Officer, Executive Vice President of Operations and Vice President of Marketing. Prior to joining the Company, Mr. Brett Berry was a consultant with Mercer Management Consulting (now Oliver Wyman Group). Mr. Brett Berry received a Masters in Business Administration from the Wharton School of Business, a J.D. from the University of North Carolina School of Law, and an A.B. in English from Davidson College. Mr. Brett Berry is the son of Mr. Ray Berry, who is also a member of our Board of Directors.

We believe Mr. Brett Berry’s qualifications to serve on our Board of Directors include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Craig Carlock has served as a member of our Board of Directors since June 2012 and has served as our President and Chief Executive Officer since January 2009. Mr. Carlock served as our Senior Vice President and Chief Operating Officer from January 2007 until January 2009. He joined the Company in 1999 and previously served as Director of Marketing, Vice President of Marketing and Senior Vice President of Operations. Before joining the Company, Mr. Carlock worked at The Procter & Gamble Company in various finance positions for six years. Mr. Carlock received a Masters in Business Administration from the University of Virginia’s Darden School and a B.A. in Economics from Davidson College.

We believe Mr. Carlock’s qualifications to serve on our Board of Directors include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Jeffrey Naylor has served as a member of our Board of Directors since our initial public offering in November 2010. Since February 2013, Mr. Naylor has served as Senior Corporate Advisor for The TJX Companies, Inc., the leading off-price apparel and home fashions retailer in the United States and worldwide. Mr. Naylor has worked at The TJX Companies, Inc. since 2004, previously serving as Senior Executive Vice President, Chief Administrative Officer from January 2012 to February 2013, Senior Executive Vice President, Chief Financial and Administrative Officer from February 2009 to January 2012, Senior Executive Vice President, Chief Administrative and Business Development Officer from June 2007 to February 2009, Chief Financial and Administrative Officer from September 2006 to June 2007, and Senior Executive Vice President, Chief Financial Officer from 2004 to September 2006. Mr. Naylor received a Masters in Management from the J.L. Kellogg Graduate School of Management, Northwestern University and a B.A. in Economics and Political Science from Northwestern University.

We believe Mr. Naylor’s qualifications to serve on our Board of Directors include his executive management experience, his financial and accounting expertise and his extensive experience in the retail industry.

Richard Noll has served as a member of our Board of Directors since August 2011. Mr. Noll is the Chairman of the Board of Directors and Chief Executive Officer of Hanesbrands Inc., a consumer goods company with a portfolio of leading apparel brands. He has served as Chairman of the Board of Directors of Hanesbrands since January 2009, as its Chief Executive Officer since April 2006 and as a director of Hanesbrands since September 2005. From December 2002 until the completion of the spin off of Hanesbrands from Sara Lee Corporation in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of Sara Lee Bakery Group from July 2002 to July 2003. From 1992 to 2002, Mr. Noll held a number of management positions with increasing responsibilities while employed by Sara Lee Branded Apparel. Mr. Noll received a Masters in Business Administration from Carnegie Mellon University and a B.S. in Business Administration from Pennsylvania State University.

We believe Mr. Noll’s qualifications to serve on our Board of Directors include his executive management experience as a chief executive officer of a company that focuses on consumer products, his experience with strategic and branding initiatives and his prior experience in a food production business.

David Rea has served as a member of our Board of Directors since our initial public offering in November 2010. From January 2007 to March 2008, Mr. Rea served as Senior Vice President and Chief Financial Officer of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies. From 2000 to 2006, Mr. Rea worked at La Quinta Corporation and La Quinta Properties, Inc., owners/operators of limited-service hotels, serving as President and Chief Operating Officer from February 2005 to January 2006 and Executive Vice President and Chief Financial Officer from June 2000 to February 2005. Prior to joining La Quinta, Mr. Rea held various finance related positions, including positions at T. Rowe Price Associates. Mr. Rea received a Masters in Business Administration from the Amos Tuck School of Business Administration, Dartmouth College and a B.A. from Colgate University.

We believe Mr. Rea’s qualifications to serve on our Board of Directors include his executive management experience, his financial expertise and his extensive experience in real estate related businesses.

Bob Sasser has served as a member of our Board of Directors since March 2012. He has served since 2004 as Chief Executive Officer and director and since 2001 as President of Dollar Tree, Inc., where he also served as Chief Operating Officer from 1999 to 2004. Previously, he held executive and management positions at Roses Stores, Inc. and Michael’s Stores, Inc. Mr. Sasser received a B.S. in Marketing from Florida State University.

We believe Mr. Sasser’s qualifications to serve on our Board of Directors include his executive management experience as a chief executive officer of a retail company, his experience with a high-growth retailer, and his total of forty years of retail experience.

Steven Tanger has served as a member of our Board of Directors since June 2012. Mr. Tanger has served as the President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., one of the largest owners and operators of outlet centers in the United States and Canada, since January 2009 and as a director of Tanger Factory Outlet Centers, Inc. since 1993. He previously held executive positions with Tanger Factory Outlet Centers, Inc. as President and Chief Operating Officer from January 1995 to December 2008, and as Executive Vice President from 1986 to December 1994. He has a total of forty-three years of experience in commercial real estate. Mr. Tanger received a B.S. in Business Administration from the University of North Carolina at Chapel Hill.

We believe Mr. Tanger’s qualifications to serve on our Board of Directors include his executive management experience with a publicly traded company and his substantial experience in real estate and real estate-related businesses.

Jane Thompson has served as a member of our Board of Directors since June 2012. Ms. Thompson is the founder and CEO of Jane J. Thompson Financial Services LLC, a management consulting firm. Ms. Thompson served as President of Wal-Mart Financial Services from May 2002 to June 2011. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, and was a partner with McKinsey & Company, Inc. advising consumer companies. She served on the Board of Directors and the Audit Committee of ConAgra Foods, Inc. from 1995 to 1999. Ms. Thompson received a Masters in Business Administration from Harvard Business School and a B.B.A. in Marketing from the University of Cincinnati.

We believe Ms. Thompson’s qualifications to serve on our Board of Directors include her extensive management experience with large, publicly-traded retail businesses and her understanding of consumer marketing, branding and finance.

Michael Tucci has served as a member of our Board of Directors since December 2011. Since February 2012, Mr. Tucci has served as President, North American Group of Coach, Inc., a leading American marketer of fine accessories and gifts for women and men, where he previously served as President, North American Retail from 2003 until 2012. Prior to joining Coach, Mr. Tucci held senior executive positions at The Gap, Inc. and Macy’s, Inc. Mr. Tucci holds a B.A. in English from Trinity College.

We believe Mr. Tucci’s qualifications to serve on our Board of Directors include his executive management, operations, including store operations, and merchandising experience with a high-growth retail company.

Sean Crane has served as our Executive Vice President and Chief Operations Officer since January 2012 and as our interim Chief Financial Officer since December 2012. Mr. Crane previously served as our Senior Vice President—Store Operations from 2006 until 2012 and as our Senior Vice President—Real Estate and Development from 2005 until 2006. He joined the Company in 2001 and previously served as Controller, Director of Real Estate, Vice President—Real Estate and Vice President—Real Estate and Development. Prior to joining the Company, Mr. Crane held various management positions in accounting and finance with Grand Union, Neiman Marcus, Inc. and Office Depot, Inc. Mr. Crane is a Certified Public Accountant and received a Masters in Business Administration from the University of North Carolina at Chapel Hill and a B.B.A. in accounting from Florida Atlantic University.

Scott Duggan has served as our Senior Vice President—General Counsel since September 2010. Prior to joining the Company, Mr. Duggan was a partner in the law firm of Goodwin Procter LLP where he practiced corporate law. He received a J.D. from Boston University School of Law and a B.S. from The University of Maine.

Marc Jones has served as our Senior Vice President—Marketing and Merchandising since December 2009. Mr. Jones served as our Vice President—Marketing and Merchandising from February to December 2009. He joined the Company in 2006 and previously served as Director of Merchandising (Non-Perishables) and Vice President—Marketing (Non-Perishables). Prior to joining the Company, Mr. Jones was a Vice President at Daymon Worldwide, a full-service global retail branding and sourcing company. He received a Masters in Business Administration from Harvard Business School and two B.A.s from Queens University.

Matt Argano has served as our Senior Vice President—Human Resources since May 2012. Before joining the Company, Mr. Argano served as Global Vice President, Human Resources of Maidenform Brands, Inc., a global intimate apparel company. Mr. Argano also held positions with increasing responsibility at two retailers, The Children's Place Retail Stores, Inc. and Bed Bath & Beyond Inc. Mr. Argano earned a Ph.D. in Organizational Leadership from Tennessee Temple University, a Master of Arts in Organizational Management from Beacon University, and a B.S. in H.R. Management from National University. He is an active member of the North Carolina Psychological Association and Society for Industrial Organizational Psychology.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

Our Board of Directors and its Committees

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. Our Board of Directors has ten members, of which seven have been determined to be independent as defined by the rules of The NASDAQ Stock Market.

Our certificate of incorporation and bylaws provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving staggered three-year terms. The classes are as follows:

•	the Class I directors are Craig Carlock, Richard Noll, and Michael Tucci, and their terms will expire at the annual meeting of stockholders to be held in 2014;

•	the Class II directors are Brett Berry, David Rea, Bob Sasser, and Steven Tanger, and their terms will expire at the annual meeting of stockholders to be held in 2015; and

•	the Class III directors are Ray Berry, Jeffrey Naylor, and Jane Thompson, and their terms will expire at the annual meeting of stockholders to be held in 2013.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board of Directors held eight meetings during the 2012 fiscal year. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which the director served during fiscal year 2012.

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Additional information regarding our corporate governance practices and requirements is set forth below under “Corporate Governance.”

Committee Membership

The table below sets forth all members of the Board of Directors, along with information as to whether such members are independent and the committee(s) on which they serve.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brett Berry	No
Ray Berry	No
Craig Carlock	No
Jeffrey Naylor	Yes	Chairman
Richard Noll	Yes		Member	Chairman
David Rea	Yes	Member	Chairman
Bob Sasser	Yes	Member
Steven Tanger	Yes			Member
Jane Thompson	Yes		Member
Michael Tucci	Yes		Member	Member

Audit Committee

The Audit Committee of the Board of Directors consists of Messrs. Naylor (Chair), Rea and Sasser. The Board of Directors has determined that each of the foregoing Audit Committee members meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.

In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Naylor qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Naylor’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Naylor any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms engaged by the Company;

•	evaluates the Company’s outside auditors’ qualifications, performance and independence;

•	reviews the Company’s internal financial and accounting controls;

•	reviews the financial reports and related disclosure provided by the Company to the SEC or the Company’s stockholders;

•	oversees procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•	oversees the Company’s internal audit function;

•

reviews and approves or rejects any transactions between the Company and a related person that would require disclosure under SEC rules as described more fully under “Certain Relationships and Related Party Transactions—Procedures for Related Party Transactions”;

•

recommends, establishes and monitors procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

The Audit Committee has the authority to engage its own outside counsel and advisors apart from counsel or advisors hired by management.

The Audit Committee met twelve times, including telephonic meetings, during the 2012 fiscal year. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the investor relations portion of the Company’s website at http://ir.thefreshmarket.com.

Compensation Committee

The Compensation Committee consists of Messrs. Rea (Chair), Noll and Tucci and Ms. Thompson.

The Board of Directors has determined that each of the foregoing Compensation Committee members meets the independence requirements promulgated by The NASDAQ Stock Market and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code.

The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company, overseeing administration of benefit plans and policies and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	establishes, and periodically reviews, a general compensation philosophy for the Company;

•

reviews and makes recommendations to the Board of Directors with respect to the adoption (or submission to stockholders for approval) or amendment of incentive compensation, deferred compensation and equity-based compensation plans for the Company;

•	evaluates each executive officer’s performance in light of the Company’s goals and objectives;

•

reviews and makes recommendations to the non-management members of the Board of Directors with respect to all elements of the CEO’s compensation, including pursuant to the Company’s equity-based compensation plans;

•	reviews and determines each element of compensation for the executive officers other than the CEO;

•

appoints, retains, evaluates the independence of, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms for such consultants;

•	reviews and makes recommendations to the Board of Directors with respect to the Company’s policies relating to perquisites for executive officers;

•

reviews and discusses with management the disclosures made in the Compensation Discussion and Analysis section of the Company’s annual proxy statement and reports to the Board of Directors whether it recommends the same for inclusion in the proxy statement; and

•

reviews and recommends to the Board of Directors the form and amount of director compensation (including perquisites and other benefits), and any additional compensation to be paid for service on Board committees or for service as a Chairman of a committee.

The Compensation Committee has the authority to engage its own outside counsel and advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. The Compensation Committee retained Fredric W. Cook & Co., Inc. (“FWC”), a national compensation consulting firm, as its independent compensation consultant for fiscal 2012. The Compensation Committee received information from FWC and management and concluded that FWC was independent from management and that no conflicts of interest existed. The Compensation Committee, acting through its Chair, who is an independent director, had the sole authority to retain FWC and set its compensation. The Compensation Committee retains sole authority to amend the services provided by, or the fees paid to, FWC and retains sole authority to terminate FWC. FWC also provides independent advice to our Compensation Committee on directors’ compensation. FWC has not provided any service to the Company other than the services provided to the Compensation Committee and the services provided prior to our initial public offering to our private company Board of Directors, which did not include any of our named executive officers, regarding benchmarking of executive compensation as part of the initial public offering planning process. Please read the Compensation Discussion and Analysis included in this Proxy Statement for a description of the Company’s process for consideration and determination of executive compensation and FWC’s role in such process.

The Compensation Committee met six times, including telephonic meetings, during the 2012 fiscal year. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the investor relations portion of the Company’s website at http://ir.thefreshmarket.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors consists of Messrs. Noll (Chair), Tanger and Tucci.

The Board of Directors has determined that each of the foregoing Nominating and Corporate Governance Committee members meets the independence requirements promulgated by The NASDAQ Stock Market.

The Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to the Board of Directors regarding the Board of Directors’ composition and structure, and oversees annual evaluations of the Board of Directors and its committees;

•

establishes criteria for membership on committees of the Board of Directors and makes recommendations to the Board of Directors with respect to criteria for membership on the Board of Directors and determinations of director independence;

•	seeks individuals who are qualified to become directors and recommends to the Board of Directors the nominees for election or re-election as directors at the annual meeting of stockholders;

•	considers nominees recommended by stockholders for election or re-election as directors, as described in the section entitled “Considerations Governing Director Nominations”; and

•	develops and reviews the Company’s Corporate Governance Guidelines and reviews stockholder proposals relating to corporate governance matters.

The Nominating and Corporate Governance Committee met six times, including telephonic meetings, during the 2012 fiscal year. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the investor relations portion of the Company’s website at http://ir.thefreshmarket.com.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Naylor (Chair), Rea and Sasser. Mr. Naylor qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that each of the Audit Committee members meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors adopted a written charter for the Audit Committee in connection with the Company’s initial public offering and the Audit Committee reviewed the adequacy of the charter and adopted amendments during 2012. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the fiscal year ended January 27, 2013, the Company’s independent registered public accounting firm was Ernst & Young. Ernst & Young was responsible for performing an independent audit of the Company’s financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Ernst & Young also performed other permissible non-audit services for the Company during 2012, but did not provide any tax services.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended January 27, 2013, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the fairness of the Company’s financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as independent registered public accounting firms are required to discuss with the Audit Committee under auditing standards of the PCAOB.

The Audit Committee met separately with Ernst & Young in its capacity as the Company’s independent registered public accounting firm for the Company, with and without management present, to discuss the results of Ernst & Young’s procedures and the overall quality of the Company’s financial reporting, as applicable.

The Audit Committee has reviewed the audited financial statements of the Company at January 27, 2013 and January 29, 2012 and for each of the years in the three-year period ended January 27, 2013 and has discussed them with management. In connection with the Company’s Annual Report on Form 10-K for the year ended January 29, 2012, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, as may be modified or supplemented. This discussion included, among other things, a review with management of the quality of its accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to its critical accounting policies and practices. In addition, the Audit Committee has reviewed the services provided by Ernst & Young, received during the past fiscal year the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, considered the compatibility of non-audit services with Ernst & Young’s independence, and has discussed with Ernst & Young its independence from management and the Company. Based on the Audit Committee’s review of the financial statements and these discussions, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 27, 2013.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young after completion of the Company’s initial public offering have been pre-approved by the Audit Committee. The Audit Committee completed an evaluation of the performance of Ernst & Young during our 2012 fiscal year. Information about Ernst & Young’s fees for 2012 is discussed in this Proxy Statement under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.”

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Jeffrey Naylor (Chair)

David Rea

Bob Sasser

CORPORATE GOVERNANCE

Independence of Members of the Board of Directors

The Board of Directors has determined that each of Messrs. Naylor, Noll, Rea, Sasser, Tanger and Tucci, and Ms. Thompson, is independent within the meaning of the director independence standards of The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In making these determinations, the Board of Directors solicited and considered information from each of the Company’s directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation. In addition, the Board of Directors has adopted categorical independence standards which will go into effect following the Annual Meeting, and which take into consideration whether the director was an employee of the Company, or a family member of the director was an executive officer of the Company, or the director or family member received certain compensation from the Company, within the prior three years; whether the director is a partner or employee of the Company’s independent or internal audit firm, or a family member is a partner of such firm or an employee of such firm who works on the Company’s audit, or the director or family member is a former partner or employee of such firm who has personally worked on the Company’s audit within the last three years; whether the director is an executive officer at a company where an executive officer of the Company serves on that company’s compensation committee; or whether the director or a family member holds certain positions with a company or charitable organization that purchases from, sells to, is indebted to, holds indebtedness of, or receives contributions from the Company, in each case, in amounts that exceed a certain percentage of the revenues, receipts, or assets of that company or organization.

The Board of Directors is composed of a majority of seven independent directors, as defined under the rules of The NASDAQ Stock Market, out of its ten directors.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board of Directors with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of the Company’s business and what is in the best interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines provide that the Board of Directors has no established policy on whether the positions of Chairman of the Board of Directors and Chief Executive Officer, or CEO, should be held by different persons. In certain circumstances, however, the Board of Directors may determine that it is in the best interests of the Company for the same person to hold the positions of Chairman and CEO.

The Company has currently separated the roles of Chairman and CEO. The Board of Directors believes that this leadership structure is appropriate for the Company at the current time, as it provides an appropriate balance between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Director meetings and presides over meetings of the full Board of Directors. Thus, the Board of Directors believes that the current structure balances the need for the CEO to run the Company on a day-to-day basis with the benefit provided to the Company by involvement of an experienced member of the Board of Directors who has significant historical experience with the Company and its business, but no role in the day-to-day affairs of the Company.

In the event that the Chairman is not independent, as determined by the Board of Directors, the independent directors may determine that the Board of Directors should have a lead independent director, who would be appointed by a majority of the independent directors and would set the agenda for sessions of the non-management directors, preside over such sessions of the non-management directors, and facilitate communications between the non-management directors and the other members of the Board of Directors and management. If a lead independent director has not been designated, the foregoing functions will be performed by the Chair of the Nominating and Corporate Governance Committee.

Executive Sessions of Independent Directors

The independent directors hold executive sessions of the independent directors as needed and expect to hold executive sessions at least two times a year in connection with regularly scheduled in-person meetings of the Board of Directors. The independent directors held six sessions during the 2012 fiscal year. Executive sessions do not include any director of the Company who is not independent. If a lead independent director has been appointed, the lead independent director shall preside at each such independent director executive session; otherwise, the Chair of the Nominating and Corporate Governance Committee shall preside. Interested parties may communicate directly with the independent directors as a group by sending such communications to the attention of the independent directors by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

Attn: Independent Directors, c/o Secretary

Considerations Governing Director Nominations

Board Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

The Nominating and Corporate Governance Committee recommends to the Board of Directors individual(s) as director nominee(s) who, in the opinion of the Nominating and Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Nominating and Corporate Governance Committee takes into account many factors, which may include general understanding of disciplines relevant to the success of a publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other publicly traded companies, personal accomplishment and independence, as well as whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors. Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending director nominee(s) that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using the Board of Directors’ collective diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Directors and Executive Officers.” The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of the Board, including diversity of background and experience, as part of the annual Board evaluation process.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates, including, if applicable, candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts, and engaging an outside search firm to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by stockholders.

Once candidates have been identified, the Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of a candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidate(s) for the Board of Directors’ approval as director nominee(s) for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, must follow the procedures summarized below which are set forth in the Company’s bylaws. The Company’s bylaws are available in the Corporate Governance section of the investor relations portion of the Company’s website at http://ir.thefreshmarket.com and may be requested in hard copy, free of charge, from the Company upon a request directed to: The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary.

The Company reserves the right to adopt additional procedures for recommendation of director nominees by stockholders, as well as criteria for director nominee candidates.

Recommendations for nomination must contain such information and meet such other requirements as set forth in the Company’s bylaws. To be timely, notice of any such recommendation for nomination must be delivered to the Company’s Secretary at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408 not earlier than the close of business on February 4, 2014 and not later than the close of business on March 6, 2014. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from June 4, 2014, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of the 2014 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2014 annual meeting or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. A public announcement of adjournment or postponement of an annual meeting shall not commence a new time period for the giving of notice.

Recommendations for nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

Attn: Secretary

The Secretary of the Company will promptly forward any such recommendations to the Nominating and Corporate Governance Committee. Recommended candidates will be subject to a comprehensive private investigation background check by a qualified firm of the Company’s choosing. The Nominating and Corporate Governance Committee will evaluate each candidate and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

For communications directed to the Board of Directors as a whole, security holders may send such communications to the attention of the Chairman of the Board of Directors by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

Attn: Chairman of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.

628 Green Valley Road

Suite 500

Greensboro, North Carolina 27408

Attn: [Name of the director], c/o Secretary

The Company will forward any such security holder communication to the Chairman of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis, subject to screening for security purposes. The Company will forward such communications by certified U.S. mail to an address specified by each director and the Chairman of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We conduct an annual meeting of stockholders and directors are expected to attend, absent extenuating circumstances. All ten of the incumbent directors attended the 2012 annual meeting of stockholders.

Board of Directors Evaluation Program and Succession Planning

The Board of Directors undertakes an annual formal evaluation process consisting of an overall Board of Directors evaluation and committee evaluations. As part of the evaluation process, the Board of Directors evaluates some or all of the following different competencies: Board structure, Board roles, Board processes, Board composition, orientation and development, Board dynamics, and Board effectiveness. The evaluation process includes consideration of the appropriate Board size, committee composition, appointment of Chairmanships, succession planning and the technical, business and organizational skills required of future Board members.

Mandatory Retirement Age of Directors

Except for the Company’s founder, no director or nominee may stand for re-election or election to the Board after his or her seventieth (70th) birthday.

Code of Ethics

Our Board of Directors has adopted a code of business conduct and ethics as required by regulations promulgated under the Securities Act and the Exchange Act that establishes the standards of ethical conduct applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of business conduct and ethics, employee misconduct, conflicts of interest or other violations.

Our code of business conduct and ethics is publicly available in the Corporate Governance section of the investor relations portion of our website at http://ir.thefreshmarket.com. A copy of the code of business conduct and ethics may also be obtained, free of charge, from the Company upon a request directed to: The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Investor Relations. Any waiver of our code of business conduct and ethics with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions may only be authorized by our Audit Committee and will be disclosed as required by applicable law. The Company intends to disclose any amendment to, or any waiver from, a provision of the code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information in the Corporate Governance section of the investor relations portion of its website available at http://ir.thefreshmarket.com.

Stock Ownership and Retention Guidelines

The Common Stock Ownership and Retention Guidelines for Directors and Executive Officers of The Fresh Market, Inc. (the “Stock Retention Guidelines”) provide that non-employee directors are expected, over time, to acquire and hold shares of the Company’s Common Stock equal in value to at least five times the annual cash retainer for non-employee directors, and executive officers of the Company are expected, over time, to acquire and hold shares of the Company’s Common Stock equal in value to at least a multiple of their base salaries, as follows:

Chief Executive Officer	6X base salary
Chief Operating Officer	3X base salary
Chief Financial Officer	3X base salary
SVPs	2X base salary

Directors and executive officers are not required to purchase stock to meet this requirement; however, until they satisfy the ownership requirement, each director or executive officer will be required to hold a specified percentage of the shares of stock received (as applicable) upon lapse of restrictions upon restricted stock, settlement of restricted stock units, vesting of performance shares, and exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding). The specified retention percentage described above is: (i) for directors, 100%; (ii) for the Chief Executive Officer, 75%; and (iii) for all other executive officers, 50%. The retention requirements are applicable to equity awards made after adoption of the Stock Retention Guidelines in March 2012.

Our Chief Executive Officer and each of our named executive officers, except for our Senior Vice President—General Counsel, satisfy the Stock Retention Guidelines and directly own more shares of our Common Stock than required by the Stock Retention Guidelines.

Compensation Recoupment Policy

The Fresh Market, Inc. Compensation Recoupment Policy (the “Recoupment Policy”) requires that, in the event of a restatement of the Company’s financial statements due to material non-compliance with U.S. securities laws, rules or regulations: (i) all employees holding the title of Vice President or above will reimburse the Company for all performance-based compensation received and all gains realized on the exercise, settlement or sale of performance-based equity awards by such employees; and (ii) all outstanding performance-based equity awards (whether vested or unvested) held by such employees will be canceled. The foregoing applies, however, only to the extent that such compensation or awards exceed those that would have been received or vested if the restated financial results had been used to determine whether such awards should have been received or vested. The members of the Board of Directors who have been determined by the Board of Directors to be independent under the rules of The NASDAQ Stock Market shall be responsible for enforcing the Recoupment Policy and may, to the extent not prohibited by applicable law, exercise discretion as to the enforcement of such Policy.

Access to Additional Corporate Governance Information

For more corporate governance information, you are invited to access the Corporate Governance section of the investor relations portion of the Company’s website available at http://ir.thefreshmarket.com.

Except for the availability of this Proxy Statement and the Annual Report to Stockholders, which are available for viewing, printing and downloading at http://ir.thefreshmarket.com, the information on the Company’s website is not part of this Proxy Statement.

Board of Directors Role in Risk Oversight

Assessing and managing risk is the responsibility of the Company’s management. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks. Our Board leadership structure supports our governance approach to risk oversight as our Chief Executive Officer is involved directly in risk management as a member of our management team, while our Chairman of our Board and our committee Chairs, in their respective areas, maintain oversight roles as a non-management director (in the case of the Chairman of the Board) and independent directors (in the case of our committee Chairs) of our Board.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and, if applicable, the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any accounting, internal accounting controls or auditing matters to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation related risks, see “Compensation Related Risk Assessment.”

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and its committees.

Compensation Related Risk Assessment

The Compensation Committee is responsible for overseeing risks related to the Company’s compensation plans, programs and policies. We believe that the Company’s executive and employee compensation plans, programs and policies are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee considered the following elements of the Company’s compensation plans, programs and policies when evaluating whether our plans, programs and policies encourage our executive officers and employees to take unreasonable risks:

•

The Company’s compensation program is balanced between base salary, which is fixed, and variable incentive-based compensation, which includes a mix of annual and multi-year components, provides cash and equity-based awards, and utilizes several different financial metrics that measure and deliver compensation based upon the financial performance of different aspects of the Company’s business.

•

The awards that may be made under the Company’s incentive compensation programs are capped so as to prevent award payments in excess of specific returns to the business and our stockholders, even if the Company dramatically exceeds its performance or financial targets.

•

Our performance-based equity awards have performance measures that are multi-year and cumulative in nature in order to promote success of the Company’s business and its financial results over the long-term and include vesting of a portion of the performance-based equity so long as a minimum level of financial performance is met in order to discourage an “all-or-nothing” view of the performance-based equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director and nominee for director of the Company; (iii) by each named executive officer of the Company set forth in the Summary Compensation Table below; and (iv) by all directors and executive officers of the Company as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days.

The address of each person named in the table below, unless otherwise indicated, is c/o The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

	Shares of Common Stock Beneficially Owned(1)
Beneficial Owner	#	%
5% Stockholders:
Michael Barry(2)	3,097,274	6.4%
FMR LLC(3)	5,419,439	11.2%
Wells Fargo & Company(4)	5,217,428	10.8%
T. Rowe Price Associates, Inc.(5)	4,943,737	10.2%

Directors and Executive Officers:
Ray Berry(6)	1,635,481	3.4%
Brett Berry(7)	1,800,104	3.7%
David Rea(8)	5,641	*
Jeffrey Naylor(8)	5,641	*
Richard Noll(9)	2,914	*
Michael Tucci(10)	6,000	*
Bob Sasser(11)	1,245	*
Steven Tanger(12)	2,034	*
Jane Thompson(13)	1,034	*
Craig Carlock	255,583	*
Lisa Klinger(14)	132,405	*
Sean Crane	140,504	*
Scott Duggan	33,079	*
Marc Jones	132,816	*
Randy Kelley(15)	67,842	*
Executive officers and directors as a group (14 persons)	4,029,131	8.3%

*	Represents less than 1%.

(1)

Under the rules and regulations of the SEC, shares of Common Stock underlying options that are exercisable within 60 days are beneficially owned by the holder of the option because the holder will have the right to exercise the option and thereby acquire the power to vote or direct the voting of the underlying shares, or to dispose or direct the disposition thereof, within 60 days. Amounts in this column include: (i) shares of Common Stock issuable upon exercise of options that are exercisable within 60 days by Mr. Carlock (48,490 shares), Mr. Crane (28,513 shares), Mr. Duggan (16,836 shares), and Mr. Jones (16,836 shares); (ii) performance shares, for which the recipients have the present right to vote the shares, issued by the Company to Mr. Carlock (8,744 shares), Mr. Crane (3,577 shares), Mr. Duggan (2,981 shares), and

Mr. Jones (2,981 shares); and (iii) restricted stock awards, for which the recipients have the present right to vote the shares, issued by the Company to Mr. Carlock (33,528 shares), Mr. Crane (18,405 shares), Mr. Duggan (11,429 shares), and Mr. Jones (11,429 shares).

(2)	Consists of 261,869 shares held of record by the Unger Trust, as to which he has voting and investment power as special holdings adviser, 1,093,319 shares held of record by the Keigan Trust, as to which he has voting and investment power as special holdings adviser, 745,726 shares held of record by the Rossler Trust, as to which he has voting and investment power as special holdings adviser, 332,120 shares held of record by the Lerra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, 332,120 shares held of record by the Farra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, and 332,120 shares held of record by the Caito Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on January 23, 2013 indicating that as of October 14, 2012 they no longer constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.

(3)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, on behalf of itself and its direct and indirect subsidiaries and related persons. The Schedule 13G/A reports that FMR LLC has sole voting power over 211,301 shares, shared voting power over no shares, sole investment power over 5,419,439 shares and shared investment power over no shares. Such filing represents that Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 5,208,138 shares, or 10.8% of the outstanding shares of Common Stock, and that Fidelity Growth Company Fund, a direct or indirect subsidiary of FMR LLC, is the beneficial owner of 2,448,468 shares, or 5.1% of the outstanding shares of Common Stock.

(4)	This information is based upon a Schedule 13G/A filed with the SEC on March 29, 2013 by Wells Fargo & Company on its own behalf and on behalf of certain of its subsidiaries. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. The Schedule 13G/A reports that Wells Fargo & Company has sole voting power over 36,660 shares, shared voting power over 4,735,500 shares, sole investment power over 36,660 shares and shared investment power over 5,167,734 shares. Such filing represents that Wells Capital Management Incorporated is the beneficial owner of 4,946,029 shares, or 10.2% of the outstanding shares of Common Stock, and that Wells Fargo Funds Management, LLC is the beneficial owner of 4,111,393 shares, or 8.5% of the outstanding shares of Common Stock. The aggregate beneficial ownership reported for Wells Fargo & Company in the table above is on a consolidated basis.

(5)	This information is based upon a Schedule 13G filed with the SEC on February 11, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”), whose address is 100 E. Pratt Street, Baltimore, Maryland 21202. The Schedule 13G/A reports that Price Associates has sole voting power over 957,150 shares, shared voting power over no shares, sole investment power over 4,943,737 shares and shared investment power over no shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Consists of 1,635,481 shares held of record by the Paiko Trust, as to which he is trustee and has sole voting and investment power. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on January 23, 2013 indicating that as of October 14, 2012 they no longer constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.

(7)	Consists of 476,835 shares held of record by the Gibson Trust, as to which he is trustee and has sole voting and investment power, 255,414 shares held of record by the Jenner Trust, as to which he has voting and investment power as special holdings adviser and 1,067,855 shares held of record by the Floyd Trust, as to which he has voting and investment power as special holdings adviser. Excludes (i) 745,726 shares held of record by the Rossler Trust, as to which he is co-trustee along with Ms. Barry and J.P. Morgan Trust Company of Delaware, but does not have voting or investment power and disclaims beneficial ownership, (ii) 375,494 shares held of record by the Tuttle Trust, as to which he is an investment adviser but does not have voting or investment power and disclaims beneficial ownership and (iii) 375,494 shares held of record by the Millard Trust, as to which he is an investment adviser but does not have voting or investment power and disclaims beneficial ownership. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on January 23, 2013 indicating that as of October 14, 2012 they no longer constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.

(8)	Consists of restricted stock awards made upon the consummation of the initial public offering in November 2010, representing 2,727 shares, at the time of the annual meeting of stockholders in August 2011, representing 1,880 shares, and at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in November 2010 and August 2011 have lapsed, and the restrictions provided in the restricted share awards made in June 2012 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(9)	Consists of restricted stock awards made upon his election as a director in August 2011, representing 1,880 shares, and at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in August 2011 have lapsed, and the restrictions provided in the restricted share awards made in June 2012 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(10)	Consists in part of restricted stock awards made upon his election as a director in December 2011, representing 762 shares, and at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in December 2011 have lapsed, and the restrictions provided in the restricted share awards made in June 2012 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(11)	Consists of restricted stock awards made upon his election as a director in March 2012, representing 211 shares, and at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in March 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2012 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(12)

Consists in part of restricted stock awards made upon his election as a director in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(13)	Consists of restricted stock awards made upon her election as a director in June 2012, representing 1,034 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(14)	Ms. Klinger served as the Company’s principal financial officer until December 7, 2012.

(15)	Mr. Kelley served as the Company’s SVP—Real Estate and Development until March 29, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it during the fiscal year ended January 27, 2013, the Company believes that all Section 16(a) filing requirements were complied with during the year ended January 27, 2013 and prior fiscal years, with the exception that Ray Berry, a current director, Brett Berry, a current director, and Michael Barry, a former greater than 10% stockholder, each filed a late Form 5 to report a gift (and two separate gifts, in the case of Mr. Barry) of shares made without remuneration or compensation.

EXECUTIVE AND DIRECTOR COMPENSATION

Director Compensation

Only directors who are considered independent directors under the rules of The NASDAQ Stock Market receive compensation from us for their service on our Board of Directors. Accordingly, Messrs. Ray Berry, Brett Berry and Craig Carlock do not receive compensation from us for their service on our Board of Directors. Mr. Carlock’s compensation is described under “Executive Compensation.”

For fiscal 2012, our independent directors each received:

•	an annual retainer of $40,000 in cash;

•

an additional annual retainer of $15,000 in cash to the Chairs of the Audit Committee and the Compensation Committee and $5,000 in cash to the Chair of the Nominating and Corporate Governance Committee;

•

$1,000 in cash for in-person attendance at meetings and $500 in cash for telephonic attendance at meetings, for each Board of Directors or committee meeting in excess of six meetings per year, in each case, of the Board of Directors or the applicable committee, with the year being measured from annual stockholder meeting to the next annual stockholder meeting; and

•

an annual equity grant of restricted shares of our Common Stock in an amount approximately equal to $60,000 per annum. The restricted shares are granted at (1) the time of each annual meeting of stockholders, for continuing directors and (2) the time of appointment, for directors appointed to the Board of Directors following the annual meeting of stockholders. The restricted shares vest at the earlier of one year from the date of grant and the next annual meeting of stockholders. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

In lieu of the annual Board of Directors and committee chair cash retainers, directors are able to elect to receive deferred stock units (“DSUs”). In the event a director elects to receive DSUs, they will be distributed in shares of our Common Stock, with the timing of distribution to be based on director elections in accordance with Internal Revenue Code Section 409A.

Director compensation will be prorated for partial year service.

Our independent directors are subject to our Common Stock Ownership and Retention Guidelines as described in “Corporate Governance—Stock Ownership and Retention Guidelines” that require each independent director to retain one hundred percent (100%) of his or her equity awards in the event he or she does not own shares of Common Stock (excluding unvested equity awards) with a value at the start of the applicable fiscal year equal to or exceeding five times (5X) the then annual independent director’s retainer amount.

The following table sets forth a summary of the compensation paid to our independent directors in fiscal 2012.

Director Compensation Table for the 2012 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeffrey Naylor	55,000	60,000	115,000
Richard Noll	45,000	60,000	105,000
David Rea	55,000	60,000	115,000
Bob Sasser	40,000	60,000	100,000
Steven Tanger	40,000	60,000	100,000
Jane Thompson	40,000	60,000	100,000
Michael Tucci	40,000	60,000	100,000

(1)	Starting in fiscal 2012, the annual Board of Directors’ retainer fees and annual committee chair additional retainer fees were paid to directors following the annual meeting of stockholders. The amounts set forth in this column represent the annual retainer fee of $40,000 for service on the Board of Directors, plus additional annual retainer fee of $15,000 for service as Chairman of the Compensation Committee (Mr. Rea) and Chairman of the Audit Committee (Mr. Naylor) and $5,000 for service as Chairman of the Nominating and Corporate Governance Committee (Mr. Noll), plus excess meeting fees, if any. Mr. Sasser also received $6,667 during fiscal 2012 representing the pro rata portion of his annual director fee for the period from his date of election to the Board through the 2012 annual meeting of stockholders.

(2)	These amounts represent the approximate grant date fair value of a grant of 1,034 shares of restricted stock on June 6, 2012, the date of our 2012 annual meeting of stockholders. The grant date fair value of each share of restricted stock equaled the closing price of our Common Stock on The NASDAQ Stock Market on the grant date. The actual grant date fair value for the stock awards was $59,972 due to rounding down the number of shares issuable to the director when dividing the planned grant date value of $60,000 by the NASDAQ closing price of $58.00 on June 6, 2012.

Executive Compensation

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2013.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety this Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David Rea (Chair)

Richard Noll

Jane Thompson

Michael Tucci

Compensation Committee Interlocks and Insider Participation

Richard Noll, David Rea, Jane Thompson and Michael Tucci, our current Compensation Committee members, and Jeffrey Naylor, a former Compensation Committee member who served until June 6, 2012, served on the Compensation Committee in fiscal year 2012. None of the directors who served on the Compensation Committee in fiscal year 2012 has ever served as one of the Company’s officers or employees. During fiscal year 2012, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide our stockholders with information about our compensation philosophy and objectives and describes the material compensation decisions and elements for our named executive officers for the fiscal year ended January 27, 2013, or fiscal 2012. This Compensation Discussion and Analysis should be read in conjunction with the compensation tables that follow. Our named executive officers for fiscal 2012 are:

Craig Carlock	-	President and Chief Executive Officer
Sean Crane	-	Executive Vice President and Chief Operating Officer and, since December 7, 2012, interim Chief Financial Officer
Scott Duggan	-	Senior Vice President—General Counsel
Marc Jones	-	Senior Vice President—Marketing and Merchandising
Randy Kelley	-	Former Senior Vice President—Real Estate and Development, served through March 29, 2013
Lisa Klinger	-	Former Executive Vice President and Chief Financial Officer, served through December 7, 2012

Our Compensation Committee, which is comprised of four independent directors, has the responsibility for establishing our compensation philosophy and assists our Board in discharging its responsibilities related to the compensation of all of our executive officers, including our named executive officers.

Executive Summary

Fiscal Year 2012 Operational and Financial Performance

Fiscal 2012 was a strong year in our operational growth and financial performance. We expanded our footprint, built our real estate pipeline, introduced many new products and increased comparable store sales, total sales and net income. Highlights include:

•	Our total sales grew 20.0% to $1,329.1 million, establishing a record in sales and exceeding our target total sales under our annual incentive compensation program.

•	Our comparable store sales grew 5.7% for the fiscal year, our best year since 2006.

•	Our gross margin rate improved by 90 basis points.

•

Our operating income increased 22.4% to $101.5 million, resulting in operating income, on an excluded items basis, of $101.98 million, which exceeded our target under our annual incentive compensation program.*

•	Our net income increased 24.4% to $64.1 million, or $1.33 per share on a fully diluted basis.

•	Our return on invested capital (“ROIC”), excluding excess cash, was 25.9%.*

*	See Appendix A for explanation of non-GAAP terms.

•	We opened 16 new stores, or approximately 14% unit growth, including our first stores in California, Kansas, New Hampshire and Oklahoma.

*	Calendar year 2010 net income is presented on an adjusted basis. See Appendix A for explanation of non-GAAP terms.

Our compensation programs that were established early in fiscal 2012 rewarded our executive officers for our strong performance during the fiscal year. As a result of our strong financial performance for fiscal 2012, our named executive officers earned approximately 121% of their Target Annual Incentive Compensation under our formulaic annual incentive compensation program.

Highlights of Stockholder-Friendly Pay Practices and Related Actions Taken During Fiscal 2012

We have established pay practices that rewarded our executive officers for our strong fiscal year and aligned their interests with those of our stockholders:

•

Pay-at-Risk: Established a fiscal 2012 executive compensation program that provides that 74% of our Chief Executive Officer’s and 65% of our other named executive officers’ (on average) fiscal 2012 Target Total Direct Compensation is at risk through pay-for-performance cash incentive programs and long-term equity awards linked to the Company’s financial performance and increases in stockholder value.

•	Pay-for-Performance: Established an annual cash incentive compensation program for our executive officers that is linked entirely to our fiscal 2012 financial performance:

•	Total sales target of $1,307 million, or a 17.9% increase from fiscal 2011.

•	Operating income, on an excluded items basis, target of $101.7 million, or a 21.1% increase from comparable fiscal 2011 operating income.

•	ROIC restriction that reduces the annual incentive compensation if ROIC falls below a threshold.

•

Pay-for-Performance and Awards Tied to Increase in Stockholder Value: Established a long-term equity incentive program that includes both performance shares and options thus linking long-term executive compensation with both our financial performance (performance shares) and stockholder value creation (performance shares and options).

•	Performance shares have a three-year performance period (fiscal 2012 – fiscal 2014) and vest subject to achieving cumulative earnings per share goals.

•	Options have an exercise price equal to fair market value on the date of the grant and vest ratably over four years.

•

Benchmarking against our Peers: Implemented changes to our executive compensation levels and opportunities following an initial benchmarking of our executive officers’ compensation against the compensation of executive officers at companies included in the peer group that our Compensation Committee identified with assistance from the Committee’s independent compensation consultant.

•

Risk Mitigation: Adopted the Recoupment Policy applicable to incentive compensation as described more fully below. In addition, we maintain anti-hedging and anti-pledging policies that were adopted at the time of our initial public offering.

•

Ownership in the Company: Adopted Stock Ownership and Retention Guidelines for our executive officers as described more fully below. These Guidelines require our Chief Executive Officer to own shares of our Common Stock having a value of at least six times his annual base salary. Our Chief Executive Officer satisfies this requirement. Three of our other named executive officers already satisfy the Guidelines applicable to them.

•

Double Trigger Change in Control Arrangement: Our severance program includes a “double trigger” pursuant to which severance benefits are payable to our named executive officers and equity awards are accelerated following a change in control only upon involuntary terminations of employment or termination by the executive officer for “good reason.”

•	No Excise Tax Gross-Up: Our severance program does not provide tax gross-ups on severance compensation, including in the event of a change in control.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that executive compensation arrangements should incorporate an appropriate balance of fixed versus variable compensation—as well as cash-based versus equity-based compensation—and reward performance that is measured against established goals that have been set after considering our short-term and long-term business plan and objectives and the competitive and economic environment in which we operate. The Compensation Committee has established a compensation philosophy and objectives that focus on:

•	Achieving strong, consistent business performance

•	Aligning our executive officers’ interests with those of our stockholders

•	Attracting and retaining valuable employees

•	Fostering company cohesion

As we implement our compensation philosophy and pursue our objectives, our Compensation Committee considers various factors including our Company’s performance, our executive officers’ performance, job responsibilities and duties, internal parity, external data including compensation data for a peer group of companies as described below, our past practices, input from our Chief Executive Officer (other than for himself) and other factors such as the ability to attract and retain executive officers in an increasingly competitive environment for senior management talent.

In order to achieve the objectives outlined above and as described more fully below, our Compensation Committee has determined that Target Total Direct Compensation (defined as base salary plus Target Annual Incentive Compensation plus Target Long-Term Incentive Compensation (grant date value at target)) for our executive officers should be set at approximately median range of similarly situated executive officers at our compensation peer group companies. Our Compensation Committee expects to achieve this Target Total Direct Compensation through a combination of (i) below median Target Total Annual Compensation (defined as base salary plus Target Annual Incentive Compensation) and (ii) above median Target Long-Term Incentive Compensation. Our Compensation Committee weighted Target Total Annual Compensation, which consists of short-term, cash-based elements, below the median and Target Long-Term Incentive Compensation, which consists of long-term, equity-based elements, above the median because heavier weighting of longer-term, equity-based compensation provides more accountability for both sustained operating and stock price performance. In addition, delivering above the median long-term, equity-based compensation awards supports our retention objectives as the Company continues to build the equity-based compensation program that was established at the time of our initial public offering.

Actual positioning of targeted compensation may be above or below the median based on many factors, including the executive’s skill set, experience, responsibilities and tenure. During fiscal 2012, the Compensation Committee made changes to our executive officers’ compensation levels and opportunities to move towards the target median competitive positioning for Target Total Direct Compensation, while also establishing programs that have a strong performance orientation and that directly link earned compensation to increases in the Company’s stock price.

Say-on-Pay Feedback from Stockholders

We submitted our executive compensation programs to advisory votes of our stockholders at our 2011 and 2012 annual meeting of stockholders and we received the support of more than 99% of the total votes cast on the proposals at each annual meeting. Our Compensation Committee reviewed the vote results of these advisory votes and considered this feedback when it considered our executive officers’ compensation for fiscal 2012 and fiscal 2013. We expect our Compensation Committee to continue this practice when it considers fiscal 2014 compensation for our executive officers.

Elements of Our Compensation Program

The table below summarizes the key elements of our executive compensation program.

Compensation Element	Objective	Form and Type of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Annual cash compensation; not at risk

Annual Non-Equity Incentive Compensation	To encourage and reward executive officers for achieving annual performance goals	Annual performance compensation; entirely at risk

Long-Term Equity Incentive Compensation	To motivate and retain executive officers and align their interests with stockholders’ interests through:

	• Performance based stock awards based on long-term, cumulative financial goals, stock price performance and continued service	Long-term performance compensation; entirely at risk

	• Stock options based on continued service that delivers value only if stockholder value increases after the grant date	Long-term stock appreciation-based compensation; time-based vesting, but value is at risk to extent stock price does not appreciate

Executive Compensation Process

Role of the Board of Directors and the Compensation Committee

Our Compensation Committee determined and recommended our named executive officers’ compensation for fiscal 2012 to our Board and our Board, after consideration of the Compensation Committee’s recommendations, approved our named executive officers’ compensation. Neither our Chief Executive Officer, nor any other employee of the Company, was a member of our Board of Directors when our named executive officers’ compensation for fiscal 2012 was approved by our Board. Neither the Board nor the Compensation Committee

delegated any authority with respect to the compensation of any executive officer for fiscal 2012 to any member of management or any third party. Our Compensation Committee determined our Chief Executive Officer’s compensation taking into consideration his annual performance, as well as the objective data and compensation recommendations provided by its independent compensation consultant and the historical information provided by management (see “Role of Executive Officers in Compensation Decisions” below). The Compensation Committee then recommended the Chief Executive Officer’s compensation to the Board for its consideration and approval.

Beginning with fiscal 2013, our Compensation Committee will determine and approve our named executive officers’ compensation, other than our Chief Executive Officer’s compensation which will be determined and recommended by the Compensation Committee and approved by the non-management members of the Board.

Role of Executive Officers in Compensation Decisions

The Compensation Committee made all compensation determinations and recommendations to the Board for the named executive officers based upon the objective data and compensation recommendations provided by FWC; input provided by the Chief Executive Officer, except with respect to his own compensation; and objective historical data regarding each named executive officer’s compensation compiled by management. The input provided by the Chief Executive Officer with respect to the other named executive officers includes the annual performance review of each other named executive officer conducted by our Chief Executive Officer. The objective historical data regarding each named executive officer’s compensation compiled by management is provided to the Committee in the form of “tally sheets” that set forth each element of compensation for the preceding three years, estimated payouts upon termination of employment, including in connection with a change in control, and information regarding equity ownership, including whether the executive officer satisfies our Stock Ownership and Retention Guidelines.

Peer Group

During fiscal 2011, our Compensation Committee retained FWC as its independent compensation consultant to begin work with respect to executive officer compensation for fiscal 2012. Prior to fiscal 2012, FWC recommended, and our Compensation Committee approved, a peer group consisting of publicly traded food and general specialty retail companies and restaurant companies. Our Compensation Committee recognized that there are few high-growth, publicly traded specialty food retailers that are truly comparable to us. As a result, the Compensation Committee, with FWC’s assistance, considered factors in establishing our peer group such as whether the proposed peer group company is a high growth retailer, has a food-based focus, is of a comparable size, is a multi-unit operator and has similar types of investors. The peer group companies for fiscal 2012 consist of:

BJ’s Restaurant, Inc.	Buffalo Wild Wings, Inc.
Citi Trends, Inc.	DSW Inc.
Harris Teeter, Inc.	Hibbett Sports, Inc.
lululemon athletica, Inc.	Panera Bread Company
Red Robin Gourmet Burgers, Inc.	Texas Roadhouse, Inc.
Ulta Salon, Cosmetics & Fragrances, Inc.	Village Super Market, Inc.
Vitamin Shoppe, Inc.	Weis Market, Inc.
Whole Foods Market, Inc.

We believe that our compensation peer group of fifteen companies, four of which are food retailers, five of which are fast casual or sit-down casual restaurants and six of which are high growth general specialty retailers in the early stages of their growth, enabled us to include companies that are the types of companies that compete with us for talent, real estate locations and respective shares of consumers’ discretionary spending, investor interest and investment dollars. Our revenues approximate the median of the peer companies and our market capitalization was between the median and 75th percentile.

Benchmarking our Executive Compensation Against Compensation Peer Group

For fiscal 2012, FWC conducted a review of, and as appropriate recommended changes to, our compensation program for executive officers. Prior to fiscal 2012, neither the Compensation Committee nor the Board had utilized benchmark data for a peer group of companies in establishing the elements of executive compensation, the total amount of compensation or the amount of any specific element of compensation, although the pre-initial public offering Board of Directors received benchmark data from FWC as part of the IPO planning process, but did not make compensation decisions based on this benchmark data. The Compensation Committee requested that FWC compile publicly available benchmark data for the base salary, Target Total Annual Compensation and Target Total Direct Compensation payable to the chief executive officer, chief operating officer, chief financial officer, chief marketing officer (if applicable) and each of the next three most highly compensated executive officers of each member of our compensation peer group. While the Compensation Committee recognized that the titles and duties of the executive officers of our compensation peer group may not exactly match the titles and duties of our executive officers, the Committee believed that the data would still be meaningful as it considered compensation for our named executive officers.

In connection with the review of this benchmark data, our Compensation Committee established objectives with respect to our executive officers’ compensation relative to similarly situated executive officers from our peer group companies. In general, our Compensation Committee set as an objective that, in general, our executive officers’:

•	Target Total Direct Compensation should be approximately at the median for our compensation peer group

•	Target Total Annual Compensation should be below the median for our compensation peer group

•

Target Long-Term Incentive Compensation (grant date value at target) should be above the median of the compensation peer group in order for the Target Total Direct Compensation to arrive at approximately the median of the compensation peer group

Setting Executive Compensation

Based on the compensation philosophy and objectives described above, the Compensation Committee has structured our executive compensation program primarily to motivate executive officers to achieve the business goals established by the Company and reward executive officers for meeting and exceeding these business goals. For fiscal 2012, we observed the following procedures and processes with respect to setting compensation for our executive officers, which we define for these purposes as senior vice presidents, executive vice presidents (includes our Chief Operating Officer and Chief Financial Officer) and President, who is also our Chief Executive Officer:

•	Our Compensation Committee, composed entirely of independent directors, established, with the assistance of FWC, a compensation peer group.

•

FWC compiled competitive benchmark data for compensation of similarly situated executive officers of the compensation peer group to compare our executive officers’ base salary for fiscal 2011, Target Total Annual Compensation for fiscal 2011 and an assumed Target Total Direct Compensation.

•	Our Compensation Committee, with the assistance of FWC, established a framework for the fiscal 2012 compensation program for executive officers.

•

Our Compensation Committee conducted the annual performance review for compensation purposes for each of the executive officers and considered, in the case of the executive officers other than our Chief Executive Officer, the annual performance review conducted by the Chief Executive Officer.

•

Our Compensation Committee considered the results of our 2012 annual say-on-pay advisory vote, the updated benchmarking data compiled by FWC, the performance reviews described above, historical compensation information set forth in the tally sheets described above, management’s fiscal 2012 annual plan and three year plan, external estimates of our future financial performance including analysts’ estimates and the resulting consensus estimates.

•	Our Compensation Committee, after considering the matters described above:

•

established the financial performance goals for the annual incentive compensation program and the long-term incentive compensation program, as well as the minimum, target and maximum levels of performance for each financial performance goal in these programs

•

established, for each executive officer, his or her base salary, percentage of base salary to be used for the annual incentive compensation target and long-term incentive compensation grant date value (at target)

•	recommended the foregoing to our Board of Directors, which was then constituted entirely of non-management directors, the majority of which were also independent directors

•	Our Board of Directors considered the Compensation Committee’s recommendations and approved the foregoing executive compensation matters.

•

After fiscal 2012, our Compensation Committee considered the Company’s financial performance to determine the payouts under the annual incentive compensation program and considered the ROIC restriction, which was not implicated for fiscal 2012.

•	After Ernst & Young issued their audit report, the annual incentive compensation was paid to the executive officers.

Fiscal 2012 Compensation

As noted above, our Compensation Committee determined that our executive officers’ Target Total Direct Compensation should be at approximately the median of similarly situated executive officers of our compensation peer group companies with compensation consisting of base salary, annual incentive compensation and long-term equity incentive compensation consisting of stock options and performance share awards. Seventy-four percent of our Chief Executive Officer’s Target Total Direct Compensation is at risk and 65% of our other named executive officer’s compensation (on average) is at risk. The following charts summarize the proportion of each of the direct compensation elements provided to our Chief Executive Officer and our other named executive officers for fiscal 2012.

Base Salary

The base salary established for each of our named executive officers is intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by our Compensation Committee. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. The benchmarking data provided by FWC to the Compensation Committee indicated that our named executive officers’ base salaries and Target Total Annual Compensation for fiscal 2011 were below the median of the base salaries and Target Total Annual Compensation of similarly situated executive officers of the compensation peer group. Following this initial benchmarking, our Compensation Committee determined that the components of our executive officers’ Target Total Annual Compensation should be increased, but that the Target Total Annual Compensation should remain below the median of similarly situated executive officers of the compensation peer group.

In considering whether and to what extent to adjust base salary, our Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	the relative value of the position within the organization;

•	internal parity;

•

the time in position, as well as whether the executive officer joined us and negotiated an arms-length compensation package which may be different from what he or she would have received as an incumbent executive officer;

•

new responsibilities delegated to each executive officer during the year, including, specifically in the case of Mr. Crane, his promotion in January 2012 to Executive Vice President and Chief Operating Officer which did not result in an increase in compensation at the time of his promotion, but was a significant factor in the increase in his base salary determined in March 2012;

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies; and

•

specifically in the case of the Chief Executive Officer, (i) the transition of our Company from a private, family-owned business to a public, but controlled, company to a public company with a majority independent Board and a significant number of new investors; (ii) the benchmark data which established that our Chief Executive Officer was compensated well below the median; (iii) the increased demands as a result of our public company status which were added, most directly, to our Chief Executive Officer’s responsibilities; and (iv) the continued strong performance by our Company operating under our Chief Executive Officer’s leadership.

With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee, and may be adjusted from time to time based on the results of this review. In March 2012, the Compensation Committee approved and recommended to the Board, and the Board approved, increases to each of our named executive officer’s salaries, as shown below.

Name and Position	Fiscal 2011 Base Salary Rate	Fiscal 2012 Base Salary Rate	% Change
Craig Carlock President and CEO	$420,000	$550,000	31%
Sean Crane EVP and COO; interim CFO	$294,000	$380,000	29%
Scott Duggan SVP—General Counsel	$233,000	$245,000	5%
Marc Jones SVP—Marketing and Merchandising	$241,000	$275,000	14%
Randy Kelley Former SVP—Real Estate and Development	$225,000	$250,000	11%
Lisa Klinger Former EVP and CFO	$366,000	$377,000	3%

Annual Cash Incentive Compensation

Annual cash incentive compensation is intended to compensate our executive officers for achieving overall Company financial goals during the fiscal year and, as such, is expected to vary from year to year. We believe that establishing annual cash incentive opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executive officers and in motivating our executive officers to achieve and exceed our annual objectives.

For fiscal 2012, we established the target annual cash incentive compensation levels for each of our executive officers as a percentage of his or her base salary. When considering the percentage of base salary to set as the fiscal 2012 target amount for each named executive officer, the Compensation Committee considered a variety of factors, including the relative value of the position, internal parity, the total annual incentive compensation dollars that a payment at target, based on the proposed percentage of base salary, would yield, the executive officer’s base salary and the benchmark data provided by FWC with respect to Target Total Annual Compensation for similarly situated executive officers of the compensation peer group. As described above under “Base Salary,” following this initial benchmarking, our Compensation Committee determined that the components of our executive officers’ Target Total Annual Compensation should be adjusted, but that the Target Total Annual Compensation should remain below the median of similarly situated executive officers at our compensation peer group. The table below sets forth the Target Annual Incentive Compensation levels, as a percentage of each named executive officer’s base salary, set by the Compensation Committee for fiscal 2012 for each of our named executive officers:

Name and Position	Fiscal 2012 Target Annual Incentive Compensation as a % of Base Salary
Craig Carlock President and CEO	80%
Sean Crane EVP and COO; interim CFO	50%
Scott Duggan SVP—General Counsel	50%
Marc Jones SVP—Marketing and Merchandising	50%
Randy Kelley Former SVP—Real Estate and Development	50%
Lisa Klinger Former EVP and CFO	50%

Our named executive officers’ annual cash incentive compensation is awarded under our 2010 Omnibus Incentive Compensation Plan, which was approved by our stockholders prior to our initial public offering and re-approved by our public company stockholders at our 2012 annual meeting of stockholders (the “Omnibus Plan”). For fiscal 2012, our Board of Directors approved our fiscal 2012 executive bonus program which:

•	uses performance criteria specified in the Omnibus Plan;

•

is subject to the Omnibus Plan’s $4 million limit on performance-based compensation, as well as a limit for each executive officer based upon a percentage of operating income (Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents limited to a maximum of 1.00%, 0.75% and 0.50% of operating income, respectively), which is subject to adjustment downwards based upon the relative achievement of the financial performance goals described below; and

•	is designed for our executive officers at the level of Senior Vice President and above.

Under the executive bonus program for fiscal 2012, the entire annual cash incentive compensation is based upon the achievement of Company financial performance, although the Compensation Committee may exercise negative discretion to reduce the amount of the annual cash incentive calculated based upon the Company’s financial performance that an executive officer would otherwise be entitled to.

During the first quarter of fiscal 2012, the Board of Directors, based upon the Compensation Committee’s recommendation, approved the Company financial performance goals—specifically total sales, through new stores and increases from existing stores, and operating income, on an excluded items basis, for fiscal 2012—and a range of potential payouts resulting from the achievement of each financial performance goal. We believe that total sales and operating income, on an excluded items basis, are appropriate financial measures of the current performance of our business and put in place incentives to grow both our top line and our operating income which measures the success of our core business. In addition to the financial performance metrics described above, the total amount of any annual incentive compensation earned by our executive officers will be reduced by twenty percent (20%) in the event our ROIC for the fiscal year is below twenty percent (20%). We calculate ROIC, for purposes of this financial metric restriction for the performance period (fiscal 2012), using net income, on an excluded items basis.

The Compensation Committee determined that total sales and operating income, on an excluded items basis, should each be weighted heavily in determining annual incentive compensation levels as they measure absolute growth, in terms of revenue, and profitable growth, respectively; although operating income, on an excluded items basis, was more heavily weighted given its measure of the success of the core business as it grows. Actual payouts under the executive bonus program may range from 0% of the target level for performance below a minimum threshold, to a maximum of 170% of the target level for achieving or exceeding the maximum performance level. The following table provides a breakdown of the financial performance goal components for fiscal 2012, including the relative weight of such goals, and the thresholds necessary for an executive officer to receive a payout of his or her annual incentive compensation, with amounts payable in between the specific percentage points listed in the table determined using straight-line interpolation. No payouts are made if performance does not reach the levels needed to achieve 30% of target bonus.

Financial Performance Measure	Weight	Performance Needed to Achieve 30% of Target Bonus	Performance Needed to Achieve 100% of Target Bonus	Performance Needed to Achieve 170% of Target Bonus
Total Sales	35%	$1,284,000,000	$1,307,000,000	$1,334,000,000
% increase from fiscal 2011		15.9%	17.9%	20.4%
% of Target Performance		98.2%	100.0%	102.1%

Operating Income, on an excluded items basis*	65%	$96,300,000	$101,700,000	$109,900,000
% increase from fiscal 2011		14.7%	21.1%	30.9%
% of Target Performance		94.7%	100.0%	108.1%

Restriction on Annual Incentive Compensation
Return on Invested Capital, on an excluded items basis*	Must equal or exceed 20% or the amount of annual incentive compensation calculated based upon total sales and operating income, on an excluded items basis, is reduced by 20%

*	See Appendix A for explanation of non-GAAP terms.

Executive officers must remain employed by the Company on the last day of the fiscal year to be eligible for payment, unless employment is terminated as a result of death or disability or employment is terminated for a reason that would result in severance benefits under our Severance Plan described below.

In March 2013, the Compensation Committee considered the Company’s financial results, including the proposed financial statements and draft report of our independent registered public accounting firm, and reviewed our performance relative to our total sales and operating income, on an excluded items basis, financial performance goals, as well as relative to the ROIC restriction, in order to determine the amount of annual cash incentive compensation, if any, payable to our executive officers. In making its determination, the Compensation Committee also considered whether any of the excluded items enumerated in the definition of operating income, on an excluded items basis, occurred during fiscal 2012. The Compensation Committee determined, based on the Company’s financial statements and inquiries of management and interactions, directly or through our Audit Committee, with our independent registered public accounting firm, that the Company had incurred third-party expenses that constituted excluded items under the operating income, on an excluded items basis. These third-party expenses were added back to operating income determined in accordance with GAAP to arrive at the Company’s operating income, on an excluded items basis. Following these considerations, the Compensation Committee determined that each of the total sales and operating income, on an excluded items basis, financial performance goals established under the executive bonus program had been achieved for fiscal 2012 at a level between target and maximum, which resulted in an aggregate payout, subject to the issuance of Ernst & Young’s audit report, of 121.65% of each executive officer’s Target Annual Incentive Compensation under the executive bonus program for fiscal 2012 determined as follows:

Financial Performance Metric	Weight	Target ($ in millions)	Actual ($ in millions)	% of Financial Performance Metric’s Target
Total Sales	35%	$1,307.0	$1,329.1	157.4%
Operating Income, on an excluded items basis*	65%	$101.7	$101.98	102.4%
Total payout				121.7%

Restriction on Annual Incentive Compensation
Return on Invested Capital, on an excluded items basis *	ROIC, on an excluded items basis, must equal or exceed 20% or calculated annual incentive compensation is reduced by 20%		ROIC = 26.0% (on an excluded items basis)	No restriction on, or reduction of, payout

*	See Appendix A for explanation of non-GAAP terms.

Long-Term Incentive Compensation

We may grant various long-term incentive awards to employees under our Omnibus Plan. We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and aligns the incentives of our executive officers with the interests of our stockholders.

We commenced a long-term incentive program coincident with our November 2010 public offering to reward our executive officers for the creation of stockholder value over time and to enhance retention power of the overall compensation program, recognizing that long-term incentive awards granted prior to our initial public offering were fully vested at the time of such offering. Prior to fiscal 2012, we used stock options as the sole long-term incentive grant type for our named executive officers. As we continue to link our executive officers’ compensation with our Company’s performance, in fiscal 2012, we added performance shares as a component of our long-term incentive compensation and awarded both options to purchase our Common Stock as well as performance shares.

In March 2012, each executive officer was granted an annual stock option award and a performance share award based upon his or her position with the Company and his or her relevant prior performance. Our Compensation Committee also considered the benchmarking data of similarly situated executive officers of the compensation peer group of Target Total Direct Compensation and Target Long-Term Incentive Compensation (grant date value at target). For fiscal 2012, options represented 75% of the grant date value at target provided to our executive officers and performance shares represented the remaining 25%. The table below sets forth, for each named executive officer,

•	the total grant date value (at target) awarded, and

•	the portion of the total grant date value (at target) allocable to stock options and performance shares.

Name and Position	Stock Options—Target Grant Date Value	Performance Shares—Target Grant Date Value(1)	Equity Awards— Total Target Grant Date Value
Craig Carlock President and CEO	$825,000	$275,000	$1,100,000
Sean Crane EVP and COO; interim CFO	$337,500	$112,500	$450,000
Scott Duggan SVP—General Counsel	$281,250	$93,750	$375,000
Marc Jones SVP—Marketing and Merchandising	$281,250	$93,750	$375,000
Randy Kelley Former SVP—Real Estate and Development	$281,250	$93,750	$375,000
Lisa Klinger Former EVP and CFO	$337,500	$112,500	$450,000

(1)	As discussed below, our named executive officers were granted performance shares at the maximum award with 2/3 of the maximum shares vesting in the event target performance was achieved. See Footnote 2 to the Summary Compensation Table below for the maximum grant date value for each named executive officer.

Stock Options. The stock option grants vest in four equal installments beginning on the first anniversary of the date of grant to support retention objectives and to compensate our executive officers for their contribution over the long-term in the event our share price appreciates. The options have a term of ten years and are granted with an exercise price equal to the closing price of our Common Stock on the date of grant. The number of options granted to each executive officer is determined by dividing the grant date value by the Black-Scholes value per share of Common Stock as of the grant date. See the Grants of Plan-Based Awards Table for 2012 below for additional detail about the stock options granted to named executive officers.

Performance Share Awards. Each performance share is issued as a share of our Common Stock that is subject to performance vesting requirements. The performance period for the fiscal 2012 performance share awards consists of three fiscal years, fiscal 2012 through fiscal 2014. The performance share awards granted in fiscal 2012 will vest in March 2015 on the third anniversary of their grant date subject to, and with the number of shares vesting determined based upon, achievement of the cumulative earnings per share, on an excluded items basis, financial performance goal established in fiscal 2012. After fiscal 2014, the Compensation Committee will consider various information, including the Company’s financial reports, financial statements and reports of the Company’s independent registered public accounting firm for the three-year performance period, with the determination early in fiscal 2015 of whether or not the cumulative earnings per share financial performance goal has been satisfied, and if satisfied, to what extent.

The Compensation Committee determined, and our Board approved, the target grant date value allocable to the performance share award for each executive officer. The Compensation Committee also determined, and our Board approved, the grant date value allocable to the applicable performance share award multiplied by the maximum percentage payout of 150%. This amount was then divided by the closing price of a share of our Common Stock on the grant date to determine the maximum number of performance shares that could be received if the maximum financial performance goal was met or exceeded.

In the event the target cumulative earnings per share financial performance goal is met, 2/3 of the maximum performance shares issued will vest. One-third and 100% of the maximum performance shares will vest if the minimum and maximum cumulative earnings per share financial performance goals are met, respectively. This level of vesting equates to vesting in 100% of the target grant date value of performance shares for meeting the target cumulative earnings per share financial performance goal and 50% and 150% of the target grant date value of performance shares if the minimum and maximum cumulative earnings per share financial performance goals, respectively, are met. Accordingly, assuming a minimum level of cumulative earnings per share, on an excluded items basis, is achieved, our named executive officers will vest in a portion of the performance shares awarded to them in fiscal 2012. Our Compensation Committee established the minimum cumulative earnings per share performance goal at a level that will provide incentive to our executive officers, but not so low that the minimum financial performance goal is easily attainable. In the event the minimum financial performance goal is not met, no performance shares will vest and in the event the maximum financial performance goal is exceeded, no additional performance shares above the maximum number of performance shares will vest. Cumulative earnings per share between the minimum performance level and the target performance level and between the target performance level and the maximum performance level will result in performance shares vesting on a proportional basis.

Benefits, Perquisites and Tax Gross-Ups

We offer eligible employees group health, life, accident and disability insurance. In addition, all employees and their spouses or domestic partners are entitled to a discount on purchases at our stores. We also offer The Fresh Market Deferred Compensation Plan which permits certain employees, including those named executive officers who elect to participate, to defer up to 80% of base salary and 100% of any annual bonus on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The Company makes matching credits to the named executive officers’ individual accounts to compensate for Company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the Company to make additional, discretionary contributions. Deferred amounts will be distributed at times elected by the participant during service or upon termination of employment, subject to the terms and conditions of the Plan.

Our Compensation Committee periodically evaluates the perquisites offered to our executive officers. These perquisites include access to corporate automobiles for both business and personal use and a company credit card to pay for gas and vehicle maintenance. The Company pays all expenses associated with the corporate automobiles and any personal use of the corporate automobile constitutes a taxable benefit to the named executive officer. We provide this perquisite because our employees, including the named executive officers, are required to travel significantly to promote our business, monitor our store operations and evaluate proposed new store locations. We also provide a reimbursement for deductibles and out-of-pocket medical expenses through executive health insurance, supplemental long-term disability insurance and reimbursement of relocation expenses. The reimbursement of relocation expenses is made on a tax grossed-up basis which is intended to keep the recipient whole when out-of-pocket relocation expenses are reimbursed and not to deliver additional compensation.

Other Compensation-Related Matters

Stock Ownership and Retention Guidelines

Our executive officers are subject to the Stock Retention Guidelines that were adopted in March 2012. The Guidelines provide that executive officers of the Company are expected, over time, to acquire and hold shares of the Company’s Common Stock equal in value to at least a multiple of their base salaries, as follows:

Chief Executive Officer	6X base salary
Chief Operating Officer	3X base salary
Chief Financial Officer	3X base salary
SVPs	2X base salary

Executive officers are not required to purchase stock to meet this requirement; however, until they satisfy the ownership requirement, each executive officer will be required to hold a percentage (Chief Executive Officer—75% and other executive officers—50%) of the shares of stock received (as applicable) upon lapse of restrictions upon restricted stock, settlement of restricted stock units, vesting of performance shares, and exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding). The retention requirements are applicable to equity awards made after adoption of the Stock Retention Guidelines in March 2012.

At the time of our initial public offering, each of our named executive officers, other than our Senior Vice President—General Counsel, exercised options previously granted by our founder and retained a majority of the shares issued upon exercise. Our Senior Vice President—General Counsel joined the Company after the founder granted these options. As a result of the exercise of the pre-IPO options granted by our founder and the retention of a majority of the shares issued upon exercise, each of our Chief Executive Officer and our current named executive officers, except for our Senior Vice President—General Counsel, satisfies the Stock Retention Guidelines and directly owns more shares of our Common Stock than required by the Guidelines.

No Activities that May be Deemed Hedging or Pledging of Company Stock

Executive officers are expressly prohibited from buying or selling puts, calls or other derivatives and are also prohibited from short-selling our stock or pledging or margining our stock.

Recoupment Policy

Our Board of Directors, based upon the recommendation of our Compensation Committee, adopted our Recoupment Policy in March 2012. The Recoupment Policy requires that, in the event of a restatement of the Company’s financial statements due to material non-compliance with U.S. securities laws, rules or regulations: (i) all employees holding the title of Vice President or above will reimburse the Company for all performance-based compensation received and all gains realized on the exercise, settlement or sale of performance-based equity awards by such employees; and (ii) all outstanding performance-based equity awards (whether vested or unvested) held by such employees will be canceled. The foregoing applies, however, only to the extent that such compensation or awards exceed those that would have been received or vested if the restated financial results had been used to determine whether such awards should have been received or vested. The members of the Board of Directors who have been determined by the Board of Directors to be independent under the rules of The NASDAQ Stock Market shall be responsible for enforcing the Recoupment Policy and may, to the extent not prohibited by applicable law, exercise discretion as to the enforcement of such Policy.

Rule 10b5-1 Plan Policy

The federal securities laws permit a person to enter into a Rule 10b5-1 plan that provides for pre-arranged trading in a company’s securities provided that the person entering into the Rule 10b5-1 plan is not in possession of material, non-public information. Our Insider Trading Policy permits an insider, which includes an executive officer, to enter into a Rule 10b5-1 plan provided that the plan is entered into during an open trading window under our Insider Trading Policy and the person is not aware of any material, non-public information at the time of entering into or amending the plan and the plan is reviewed as required by the Insider Trading Policy. In addition, we have adopted a Rule 10b5-1 Plan Policy that provides that a plan may only be amended or terminated (in whole or in part) during an open trading window under the Company’s Insider Trading Policy. In addition, an insider may have only one Rule 10b5-1 plan in place at any given time, the plan must have a “cooling off period” (no trades for a certain amount of time following adoption), and the Compensation Committee must be informed of any early termination of an executive officer’s Rule 10b5-1 plan.

Equity Grant Practices

Our equity grant practices currently contemplate that equity awards may be made in connection with three different occasions:

•	our annual equity grant;

•	at the time of hiring; and

•	in connection with a promotion or relocation or in recognition of exemplary service.

Annual Equity Grants: Our annual equity grants are expected to occur in March of each year, several weeks after our fourth quarter and full year earnings release for the preceding fiscal year. Our annual equity grants will be approved by either our Board of Directors or our Compensation Committee and the grant date will be the date of approval of the grant unless the date of approval occurs during a blackout period under the Company’s Insider Trading Policy, in which case, the grant date will be the day following two full days of trading after the blackout period ends.

In general, the Board or Compensation Committee will approve a grant date value to be awarded to the equity grant recipient. In the case of stock options, the number of options to be granted will equal the applicable grant date value divided by the Black-Scholes value per share of our Common Stock determined for the grant date and the exercise price of the option will be the closing price of a share of our Common Stock on the grant date. In the case of restricted stock units (RSUs), restricted shares, performance share units (PSUs) and performance shares, the number of shares or units to be awarded will equal the grant date value divided by the closing price of a share of our Common Stock on the grant date.

New Hires: Historically, we have made limited grants of equity in connection with an employee’s initial hiring and have instead discussed with the employee participation in our equity program during the next fiscal year. Any grants made at the time of hiring need to be approved by the Board of Directors or Compensation Committee, depending on the new employee’s position, and typically grant date values are approved rather than actual share numbers. The grant date will typically be the approval date if the approval occurs after the employee’s first day, or the employee’s first day, unless, in each case, that day occurs during a blackout period under our Insider Trading Policy, in which case, the grant date will be the day following two full days of trading after the blackout period ends. The number and exercise price of options and the number of RSUs, restricted shares, PSUs and performance shares are determined in the same manner as under “Annual Equity Grants” above based upon the grant date.

Promotions, Relocations and in Recognition of Exemplary Service: From time to time, we may grant equity awards to employees in connection with promotions, relocations and in recognition of exemplary service. Either our Board of Directors or Compensation Committee would typically need to approve any such grant, although our Compensation Committee, as permitted by our Omnibus Plan, has delegated to our Chief Executive Officer, the ability to grant equity awards, subject to a maximum grant date value, in connection with promotions, relocations and in recognition of exemplary service, but only for employees below Vice President.

General Matters with Respect to Equity Grants: We have structured our plans, programs and policies in order to incentivize, reward and retain employees, but we will not do any of the following:

•

Dating of Equity Awards including Options—No Backdating: Equity awards, including options, must be approved by the Board of Directors, Compensation Committee or, in the case of the limited delegated authority for employees below Vice President, the Chief Executive Officer, prior to the award being made; in no event may the grant date precede the required approval.

•	Below Market Exercise Prices for Options: Options must carry an exercise price at least equal to the closing price of a share of our Common Stock on the grant date.

•	Repricing of Options: We may not reprice any options without stockholder approval.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of $1 million paid to certain of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based incentive compensation awarded by us under the provisions of the Omnibus Plan should be eligible for exclusion from the $1 million limit. We anticipate that the Compensation Committee will consider the impact of Section 162(m) of the Internal Revenue Code in structuring our executive officers’ compensation programs in light of our overall compensation philosophy and objectives. However, in light of the competitive nature of the market for executive talent, there may be circumstances in which our and our stockholders’ interests are best served by providing compensation that is not fully deductible and our ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

Employment Agreements and Severance Plan

In October 2010, we adopted a severance plan that provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the Company. In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements that do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan described below. The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. The purpose of this severance plan is to retain the named executive officers and other critical employees and to encourage them to remain with us and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, then the named executive officer will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to the product of the named executive officer’s annual base salary and a severance multiple of two for Mr. Carlock and 1.5 for Ms. Klinger and Mr. Kelley (who are no longer with the Company) and Messrs. Crane, Duggan, and Jones; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for the named executive officer and his or her spouse and dependents for a number of years equal to the severance multiple.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, within six months prior to a change in control of the Company (provided that the named executive officer demonstrates that the termination was related to the change in control) or within two years following a change in control of the Company, in addition to the compensation and benefits described above, the named executive officer will also be entitled to (1) additional severance pay in an amount equal to the product of the named executive officer’s target annual bonus (or, if the named executive officer does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and the severance multiple and (2) full vesting of all equity-based awards held by the named executive officer on the date of termination.

We do not provide tax gross-ups on regular compensation or severance compensation, including in the event of a change in control. Severance benefits include a “double trigger” and are payable to our named executive officers following a change in control only upon involuntary terminations of employment or termination by the executive officer for “good reason.”

For additional information regarding the severance plan and payments thereunder, see “Potential Payments Upon Termination or Change in Control for 2012” below.

Compensation Tables and Narrative Disclosures

The following tables, narratives and footnotes describe the total compensation and benefits for the named executive officers for the fiscal year ended January 27, 2013 (“fiscal 2012”), as well as total compensation and benefits for the named executive officers for the fiscal year ended January 29, 2012 (“fiscal 2011”), the one month transition period ended January 30, 2011 (“2011T” or the “Transition Period”), and the calendar year ended December 31, 2010. We changed our year-end from a calendar year end to a fiscal year ending on the last Sunday of January beginning with fiscal 2011. This change in year-end resulted in the one month Transition Period ending January 30, 2011.

Summary Compensation Table for Fiscal 2012, Fiscal 2011, the Transition Period and 2010

Name	Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Craig Carlock	President and Chief Executive Officer	2012	537,500		275,000	825,000	535,283	27,561	2,200,344
		2011	418,478	90,000		369,070	231,384	23,108	1,132,040
		2011T	31,090					1,255	32,345
		2010	402,388	275,000		625,000		15,661	1,318,049
Sean Crane(6)	Executive Vice President and Chief Operating Officer; interim Chief Financial Officer	2012	371,755		112,500	337,500	231,145	22,950	1,075,850
		2011	293,162	45,000		149,386	115,692	38,805	642,045
		2011T	21,764					1,128	22,892
		2010	281,675	150,000		425,000		30,841	887,516
Marc Jones	Senior Vice President—Marketing and Merchandising	2012	271,731		93,750	281,250	167,276	26,227	840,234
		2011	240,103	33,000		149,386	130,890	32,685	586,064
		2011T	17,821					632	18,453
		2010	231,225	110,000		425,000	310,240	22,287	1,098,752
Scott Duggan	Senior Vice President—General Counsel	2012	243,798		93,750	281,250	149,028	39,686	807,512
		2011	231,779	33,000		149,386	207,554	28,632	650,351
Randy Kelley(7)	Former Senior Vice President—Real Estate and Development	2012	247,596		93,750	281,250	152,069	22,182	796,847
		2011	224,159	33,000		149,386	199,963	19,613	626,121
		2011T	16,635					1,066	17,701
		2010	216,082	110,000		425,000		18,231	769,313
Lisa Klinger(8)	Former Executive Vice President and Chief Financial Officer	2012	325,168		112,500	337,500		27,561	802,729
		2011	364,396	48,000		149,386	284,233	115,404	961,419
		2011T	27,051					1,047	28,098
		2010	351,686	175,000		425,000		22,667	974,353

(1)	Bonus compensation for fiscal 2011 includes the discretionary portion of amounts awarded under the fiscal 2011 annual incentive compensation program. Bonus compensation for the year ended December 31, 2010 for Messrs. Carlock, Crane, Jones and Kelley and Ms. Klinger consists of bonuses that were awarded at the discretion of the Compensation Committee in the amount of $275,000, $150,000, $110,000, $110,000 and $175,000, respectively. These discretionary bonuses awarded by the Compensation Committee were offset by certain discretionary quarterly performance bonuses paid to Messrs. Carlock, Crane, Jones and Kelley and Ms. Klinger before completion of the Company’s initial public offering in the amount of $135,551, $81,331, $54,221, $54,221 and $108,441, respectively.

(2)

Amounts disclosed in this column represent the grant date fair market value of the performance share awards, at target, granted to the named executive officers by the Company in fiscal 2012, computed in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further discussed in “Note 10—Share-based Compensation” to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2012. Each named executive officer received a grant of performance shares equal to 150% of the grant date value (at target) set forth in the table above in order to ensure deductibility of the performance compensation under Section 162(m) since the Company’s public company stockholders had not yet approved the Omnibus Plan and the performance period would end after the three year post-IPO transition period permitted under Section 162(m). Messrs. Carlock, Crane, Jones,

Duggan and Kelley and Ms. Klinger received 8,744, 3,577, 2,981, 2,981, 2,981 and 3,577 performance shares, respectively, at maximum grant date values of $412,500, $168,750, $140,625, $140,625, $140,625 and $168,750, respectively.

(3)	Amounts disclosed in this column represent the grant date fair market value of the options granted to the named executive officers by the Company in fiscal 2012, fiscal 2011 and 2010 in connection with the Company’s initial public offering, computed in accordance with FASB ASC Topic 718, determined using the Black-Scholes option-pricing model. The underlying valuation assumptions for equity awards are further discussed in Footnote 10—Share-based Compensation to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

(4)	Non-Equity Incentive Plan Compensation for fiscal 2012 consists of, in the case of each of the named executive officers, the fiscal 2012 incentive compensation calculated based upon the achievement of financial performance goals set pursuant to the Omnibus Plan, which goals consisted of the achievement of certain levels of total sales and operating income, each as determined in accordance with U.S. generally accepted accounting principles with an adjustment to operating income for expenses incurred in connection with (i) the June 2012 public offering of Common Stock initiated by certain pre-IPO stockholders (the “Berry family”), and (ii) examinations, reviews and/or audits of the Company’s tax returns for periods prior to the initial public offering. Ms. Klinger did not receive any portion of her annual incentive compensation for fiscal 2012 as she resigned from the Company prior to the end of fiscal 2012. Messrs. Carlock, Crane, Jones, Duggan and Kelley received $535,283, $231,145, $167,276, $149,020 and $152,069, respectively, which represented a payout of approximately 121.7% of the target amount of each named executive officer’s annual incentive compensation for fiscal 2012. No portion of the named executive officers’ fiscal 2012 annual incentive compensation amount was discretionary. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

Non-Equity Incentive Plan Compensation for fiscal 2011 consists of, in the case of each of the named executive officers, the portion of the fiscal 2011 bonus calculated based upon the achievement of financial performance goals set pursuant to the Omnibus Plan, which goals consisted of the achievement of certain levels of total sales and net income, each as determined in accordance with U.S. generally accepted accounting principles with an adjustment to net income for expenses incurred in connection with the May 2011 public offering of Common Stock initiated by the Berry family. Mr. Carlock, Ms. Klinger and Messrs. Crane, Jones, Duggan and Kelley received $231,384, $123,405, $115,692, $84,841, $84,841 and $84,841, respectively, of the formulaic portion of the fiscal 2011 bonus which represented a payout of approximately 110% of the formulaic portion of each named executive officer’s total target bonus for fiscal 2011.

Non-equity incentive plan compensation for 2011 also includes, in the case of Messrs. Jones, Duggan and Kelley and Ms. Klinger, the value of the shadow equity bonus awards (“SEBs”) that were accelerated in connection with the May 2011 stockholder initiated public offering. In March 2011, in order to clarify the intent of our Board of Directors at the time the SEBs were granted, our Board of Directors, none of whom held SEBs, amended the form of SEB agreement to provide that a “sale of the company”, which was a vesting event under the form of award agreement, would include a transaction as a result of which the Berry family held less than 50% of the equity interests in the Company. After the May 2011 public offering by the Berry family, the Berry family held less than 50% of the equity interests in the Company. As a result, all then-outstanding SEB awards, including those held by named executive officers, were accelerated and cashed-out in accordance with their terms and Messrs. Jones, Duggan and Kelley and Ms. Klinger received $46,049, $122,713, $115,122 and $160,828, respectively.

Non-Equity Incentive Plan Compensation for 2010 consists of the value of Mr. Jones’ SEBs that were fully earned as of December 31, 2010.

(5)	All Other Compensation for each named executive officer includes:

•

reimbursements and costs paid directly by us for personal use of corporate vehicles, including the related depreciation expense, taxes, maintenance, insurance and gas; amounts attributable to personal use that are included in this column are determined by multiplying each named executive officer’s personal use percentage by the total costs of the corporate vehicle that the named executive officer has the use of during the applicable period;

•

reimbursements of relocation costs, including moving expenses, costs associated with the purchase and sale of residences and temporary housing; we reimburse the named executive officer, on an after-tax basis, the total out-of-pocket expenses incurred by the named executive officer, subject generally to an agreed-upon cap; in fiscal 2011, the Company paid Ms. Klinger $77,367 to reimburse her in connection with the sale of her former residence, inclusive of $25,106 in income tax, resulting in a net amount, after taxes, of $52,261, which approximated her out-of-pocket expenses; and

•	retirement benefit matching contributions and deductibles and out-of-pocket expenses for medical insurance.

In addition, amounts reported in this column reflect Company contributions in fiscal 2012, fiscal 2011, the Transition Period and 2010 for the benefit of each named executive officer other than Messrs. Crane and Duggan under the Deferred Compensation Plan in the following amounts: Mr. Carlock: $4,877 for fiscal 2012, $5,049 for fiscal 2011, $97 for the Transition Period and $2,090 for 2010; Mr. Jones: $3,505 for fiscal 2012, $2,355 for fiscal 2011, $267 for the Transition Period and $5,007 for 2010; Mr. Kelley: $5,474 for fiscal 2012, $5,001 for fiscal 2011, $125 for the Transition Period and $4,357 for 2010; and Ms. Klinger: $5,601 for fiscal 2012, $5,737 for fiscal 2011, $203 for the Transition Period and $5,066 for 2010.

(6)	Mr. Crane assumed the interim Chief Financial Officer role following Ms. Klinger’s departure from the Company on December 7, 2012. Mr. Crane did not receive additional compensation during fiscal 2012 in connection with serving in this role.

(7)	Mr. Kelley resigned as our Senior Vice President—Real Estate and Development effective March 29, 2013, after the end of fiscal 2012.

(8)	Ms. Klinger resigned as our Executive Vice President and Chief Financial Officer effective December 7, 2012.

Grants of Plan-Based Awards Table for 2012

During 2012, the named executive officers received two types of plan-based equity awards, stock options and performance shares, and a cash incentive award pursuant to the 2012 Annual Incentive Compensation Program (“2012 AIP”), each granted on March 21, 2012, as shown in the table below, all of which were granted under the Omnibus Plan.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig Carlock	Stock Options(2)	3/21/12							44,498	47.17	825,000
	Performance Shares(1)	3/21/12				2,914	5,829	8,744			275,000
	2012 AIP		132,000	440,000	748,000
Sean Crane	Stock Options(2)	3/21/12							18,203	47.17	337,500
	Performance Shares(1)	3/21/12				1,192	2,384	3,577			112,500
	2012 AIP		57,000	190,000	323,000
Marc Jones	Stock Options(2)	3/21/12							15,169	47.17	281,250
	Performance Shares(1)	3/21/12				993	1,987	2,981			93,750
	2012 AIP		41,250	137,500	233,750
Scott Duggan	Stock Options(2)	3/21/12							15,169	47.17	281,250
	Performance Shares(1)	3/21/12				993	1,987	2,981			93,750
	2012 AIP		36,750	122,500	208,250
Randy Kelley(4)	Stock Options(2)	3/21/12							15,169	47.17	281,250
	Performance Shares(1)	3/21/12				993	1,987	2,981			93,750
	2012 AIP		37,500	125,000	212,500
Lisa Klinger(5)	Stock Options(2)	3/21/12							18,203	47.17	337,500
	Performance Shares(1)	3/21/12				1,192	2,384	3,577			112,500
	2012 AIP		56,550	188,500	320,450

(1)	One-third or more of the maximum number of performance shares vest in March 2015 on the third anniversary of their issuance as and solely to the extent the Company’s cumulative earnings per share, on an excluded items basis, for fiscal 2012 through fiscal 2014 exceeds a minimum performance threshold with an increasing number of performance shares vesting as the Company’s earnings per share, on an excluded items basis, for the three fiscal year performance period increases. If the minimum cumulative earnings per share, on an excluded items basis, is not achieved, no performance shares vest. Assuming the target performance level set forth as the performance shares financial performance goal is achieved, 2/3 of the performance shares will vest and assuming the maximum performance level set forth as the performance shares financial performance goal is achieved, the maximum number of shares will vest. A proportional number of performance shares will vest for performance between target and threshold and between threshold and maximum earnings per share, on an excluded items basis, and no additional shares will vest or be issued above the maximum number of shares in the event the Company’s financial performance exceeds the maximum cumulative earnings per share, on an excluded items basis, for the performance period. A portion of the performance shares granted to the named executive officers that are not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The performance shares include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the performance shares.

(2)

The stock options (i) carry an exercise price of $47.17 per share, which is equal to the Company’s closing price per share on the grant date, (ii) will vest in 25% increments on each of the first, second, third and fourth anniversaries of their grant date, and (iii) expire on the tenth anniversary of the grant date. Any portion of the options granted to the named executive officers that is not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The stock options include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the options.

(3)	The exercise price of the stock options equals the closing price of $47.17 per share of our Common Stock as reported on The NASDAQ Stock Market on March 21, 2012, the grant date.

(4)	Mr. Kelley resigned from the Company effective March 29, 2013 and forfeited all awards that had not vested prior to that date. Mr. Kelley earned his 2012 AIP as set forth in the Summary Compensation Table and vested in 25% of his stock options granted on March 21, 2012.

(5)	Ms. Klinger resigned from the Company effective December 7, 2012 and forfeited all awards that had not vested prior to that date, including all equity awards made on March 21, 2012 and her 2012 AIP.

Narrative to the Summary Compensation and Grants of Plan-Based Awards Tables

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Bonus Awards

The Summary Compensation Table shows amounts granted to the named executive officers in the form of annual bonus. The Company did not grant any bonuses for fiscal 2012. In previous years, the Company granted bonuses, portions of which were discretionary in nature, as discussed in the footnotes to the Summary Compensation Table.

Annual Incentive Compensation Awards

The Summary Compensation Table sets forth non-equity incentive plan compensation. Amounts set forth in this column include, for fiscal 2012, non-equity incentive plan compensation in the form of formulaic cash incentive compensation paid based upon the achievement of total sales and operating income, on an excluded items basis, financial performance goals. See “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.” No portion of the fiscal 2012 cash incentive compensation was discretionary. Amounts set forth in this column for fiscal 2011 include the formulaic portion of the fiscal 2011 annual incentive compensation program which were based upon the achievement of total sales and operating income, on an excluded items basis, financial performance goals. The fiscal 2011 annual incentive compensation program also included a discretionary portion the amount of which is included in the “Bonus” column in the Summary Compensation Table.

Shadow Equity Bonus Awards

The Summary Compensation Table shows amounts received upon vesting of SEB awards. SEBs generally were scheduled to vest five years after the grant date, and paid a cash amount equal to the cash base amount of the relevant SEB (such amount being equal to the forgone immediate cash payment) increased by the percentage increase in average adjusted EBITDA for the three years preceding vesting from average adjusted EBITDA for the three years preceding the grant of the award; however, the payout could never be less than the cash base amount of the relevant SEB. The Board of Directors believed that this adjusted EBITDA comparison was an appropriate performance metric because it rewarded sustained earnings growth and encouraged the named executive officers to focus on our long-term success. In addition, because, prior to the initial public offering, stockholder dividends were historically paid on the basis of adjusted EBITDA, this arrangement further aligned stockholder and employee incentives. The levels of SEB cash base amounts were based on the named executive officers’ job levels and responsibilities. No SEBs were granted to named executive officers during 2010 except to

Mr. Duggan who received an SEB award upon joining the Company in September 2010. The SEB program was replaced with the Omnibus Plan in connection with the Company’s initial public offering and no further SEBs were awarded after our initial public offering.

In March 2011, in order to clarify the intent of our Board of Directors at the time the SEBs were granted, our Board of Directors amended the form of SEB agreement. First, the amended form of award agreement provided that the calculation of adjusted EBITDA would exclude closed store expenses from prior years and certain charges related to offerings, including the initial public offering, of the Company’s equity by the Company’s pre-initial public offering stockholders, which was consistent with our historical accounting treatment. Our Board of Directors believed that the named executive officers had little ability to affect charges related to offerings of the Company’s equity and, accordingly, should not be penalized for them. Second, the amended form of award agreement provided that a “sale of the company”, which was a vesting event under the form of award agreement, would include a transaction as a result of which the Berry family held less than 50% of the equity interests in the Company. In connection with the public offering in May 2011, after which the Berry family held less than 50% of the equity interests in the Company, all then-outstanding SEB awards were accelerated and cashed-out in accordance with their terms. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for fiscal 2011 reports amounts earned by Ms. Klinger and Messrs. Jones, Duggan and Kelley in connection with the acceleration and cash-out of SEBs in accordance with their terms following the May 2011 public offering. The payment of the amounts to Ms. Klinger and Messrs. Jones, Duggan and Kelley following the May 2011 public offering did not require any action on the part of the Company’s Compensation Committee or Board of Directors as the amounts payable under the SEBs were determined according to the performance-based formula set forth in the respective SEB award.

Stock Options

Stock options shown in the tables for fiscal 2012 were granted to the named executive officers by the Company in March 2012 and vest in equal 25% increments on each of the first, second, third and fourth anniversaries of their grant date and include retirement, death and disability provisions pursuant to which vesting may continue, in the case of retirement, or be accelerated, in the case of death or disability, and the option may remain exercisable for up to thirty-six months following retirement and twelve months following death or disability. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” Stock options shown in the tables for fiscal 2011 were granted to the named executive officers by the Company in December 2011 and vest in equal 25% increments on each of November 4, 2012, 2013, 2014, and 2015. Stock options shown in the Summary Compensation Table for 2010 were granted to the named executive officers by the Company in connection with the Company’s initial public offering and vest in equal 25% increments on each of the first, second, third and fourth anniversaries of their grant date, which was November 4, 2010.

Performance Shares

The Company issued performance shares in March 2012. The performance shares vest in March 2015, the third anniversary of their grant date, as and solely to the extent the Company’s cumulative earnings per share, on an excluded items basis, for fiscal 2012 through fiscal 2014 exceeds a minimum performance threshold. Company performance above this minimum threshold will result in an increasing number of performance shares vesting up to the maximum number of performance shares set forth in the table above. No performance shares will vest in the event the Company’s earnings per share, on an excluded items basis, does not exceed the minimum performance threshold set forth in the performance shares financial performance goals. The performance share award includes retirement, death and disability provisions pursuant to which the recipient or his or her heirs may receive a pro rata portion of any shares that vest following the performance period based upon the recipient’s service during the performance period. The maximum number of performance shares that may vest were issued to each executive officer in order to ensure deductibility of the performance-based compensation under Section 162(m) because the Omnibus Plan had not yet been approved by our public company stockholders and the performance period is scheduled by its terms to end after the three year post-IPO transition period under

Section 162(m) has ended; although the target grant date value, which management determined at the date of grant was the most likely level of performance to be achieved, was used for financial accounting purposes and is set forth in the Summary Compensation Table above. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2012 Year-End

The table below provides information on the named executive officers’ outstanding equity awards as of January 27, 2013 which consisted of stock options and performance shares, all of which were granted under the Omnibus Plan.

Name	Option Awards					Stock Awards
	Option Grant Date(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($/Share)	Option Expiration Date(1)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)			Number of Unearned Shares that have not Vested (#)(2)	Market Value of Unearned Shares that have not Vested ($)(3)
Craig Carlock	3/21/2012	—	44,498	47.17	3/21/2022	5,829	277,694
	12/16/2011	5,250	15,750	41.41	12/16/2021
	11/4/2010	32,116	32,118	22.00	11/4/2020
Sean Crane	3/21/2012	—	18,203	47.17	3/21/2022	2,384	113,573
	12/16/2011	2,125	6,375	41.41	12/16/2021
	11/4/2010	21,838	21,841	22.00	11/4/2020
Marc Jones	3/21/2012	—	15,169	47.17	3/21/2022	1,987	94,661
	12/16/2011	2,125	6,375	41.41	12/16/2021
	11/4/2010	10,919	21,841	22.00	11/4/2020
Scott Duggan	3/21/2012	—	15,169	47.17	3/21/2022	1,987	94,661
	12/16/2011	2,125	6,375	41.41	12/16/2021
	11/4/2010	10,919	21,841	22.00	11/4/2020
Randy Kelley(4)	3/21/2012	—	15,169	47.17	3/21/2022	1,987	94,661
	12/16/2011	2,125	6,375	41.41	12/16/2021
	11/4/2010	21,838	21,841	22.00	11/4/2020
Lisa Klinger(5)	3/21/2012	—	—	47.17	3/21/2022
	12/16/2011	2,125	—	41.41	12/16/2021
	11/4/2010	21,838	—	22.00	11/4/2020

(1)	Options vest at the rate of 25% of the shares underlying the stock option on each of (a) November 4, 2012, 2013, 2014, and 2015 in the case of the December 16, 2011 option grants, and (b) the first through fourth anniversaries of the option grant date in the case of the November 4, 2010 and March 21, 2012 grants.

(2)	Unearned performance shares vest in March 2015, the third anniversary of their date of grant in March 2012, as and solely to the extent cumulative earnings per share, on an excluded items basis, exceeds a minimum performance threshold for the performance period of fiscal 2012 through fiscal 2014. The number of unearned shares presented in this column represents the shares that would vest assuming Company performance at the target level under the performance share award.

(3)	Market values are based on a per share price of $47.64, which was the closing price per share of our Common Stock on The NASDAQ Stock Market on January 25, 2013 (the last business day of the fiscal year).

(4)	Mr. Kelley forfeited his unvested/unexercisable options and unvested performance shares upon his resignation from the Company effective March 29, 2013. Prior to his termination of employment, Mr. Kelley vested in 3,792 of the 15,169 stock options granted on March 21, 2012.

(5)	Ms. Klinger forfeited her unvested/unexercisable options and unvested performance shares upon her resignation from the Company effective December 7, 2012.

2012 Option Exercises

The following table provides information relating to option exercises for our named executive officers during fiscal 2012.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Craig Carlock	—	—
Sean Crane	—	—
Marc Jones(2)	10,919	382,165
Scott Duggan(2)(3)	10,919	371,246
Randy Kelley	—	—
Lisa Klinger	—	—

(1)	Represents the stock price on The Nasdaq Stock Market on the exercise date minus the exercise price multiplied by the number of shares.

(2)	Exercise of 25% of the options granted on November 4, 2010 which vested on November 4, 2011.

(3)	Options granted in November 2010 were not subject to the Stock Retention Guidelines as the award was made prior to the adoption of the Guidelines in March 2012.

Nonqualified Deferred Compensation Table for 2012

The Deferred Compensation Plan permits the named executive officers to defer up to 80% of base salary and 100% of any annual bonus on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The Company makes matching credits to the named executive officers’ individual accounts to compensate for Company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the Company to make additional, discretionary contributions.

Deferred amounts will be distributed in a lump sum in the event of death, termination of employment before age 55 and five years of employment, or termination of employment within two years following a change in control. In the event of termination of employment after age 55 and five years of employment, the eligible employees may elect distributions in a lump sum or by installment payments. Participants may also elect to defer amounts to in-service distribution accounts for distribution at specified dates. Distributions may also be made in the event of unforeseeable emergency.

Name	Year	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Craig Carlock	2012	110,942	4,877	34,773	—	300,344
Sean Crane	2012	11,054	—	262	—	12,001
Marc Jones	2012	243,132	3,505	27,138	—	489,782
Scott Duggan	2012	—	—	—	—	—
Randy Kelley	2012	19,083	5,474	7,599	—	68,436
Lisa Klinger	2012	50,964	5,601	13,616	—	165,533

(1)	Amounts reported in this column for each named executive officer with respect to 2012 were also reported as “All Other Compensation” for the respective period in the Summary Compensation Table.

(2)	Amounts reported in this column for each named executive officer with respect to 2012 were also reported as “All Other Compensation” for the respective period in the Summary Compensation Table.

(3)	The aggregate balance at January 27, 2013 for each of Messrs. Carlock, Crane, Jones and Kelley and Ms. Klinger includes $241,855, $11,733, $445,001, $43,407 and $130,631, respectively, of cumulative executive contributions during and prior to fiscal 2012 that were deducted from salary, bonus and/or non-equity incentive plan compensation amounts that were previously reported in the Summary Compensation Table and $12,113, $0, $11,135, $14,957 and $16,606, respectively, of cumulative contributions made by the Company during and prior to fiscal 2012 that were previously reported in the “All Other Compensation” column in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control for 2012

In October 2010, we adopted a severance plan that provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the Company. The purpose of this plan is to retain the named executive officers and other critical employees and to encourage them to remain with us and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” (as defined in the severance plan) or by the named executive officer for “good reason” (as defined in the severance plan), then the named executive officer will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to the product of the named executive officer’s annual base salary and a severance multiple of two for Mr. Carlock and 1.5 for Ms. Klinger and Messrs. Crane, Duggan, Jones and Kelley; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for the named executive officer and his or her spouse and dependents for a number of years equal to the severance multiple.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, within six months prior to a change in control of the Company (provided that the named executive officer demonstrates that the termination was related to the change in control) or within two years following a change in control of the Company, in addition to the compensation and benefits described above, the named executive officer will also be entitled to (1) additional severance pay in an amount equal to the product of the named executive officer’s target annual bonus (or, if the named executive officer does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and the severance multiple and (2) full vesting of all equity-based awards held by the named executive officer on the date of termination.

In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements. The employment agreements do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan described above and each of the named executive officers remains an employee “at will.” The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. Following termination of employment the nonsolicitation covenant will expire after two years with respect to Mr. Carlock and after 1.5 years with respect to Ms. Klinger and Messrs. Crane, Duggan, Jones and Kelley. Following termination of employment other than in connection with a change in control, the noncompetition covenant will be of the same duration as the nonsolicitation covenant. In the case of a termination of employment by the Company for “cause” or by the named executive officer without “good reason” (each as defined in the severance plan), in each case, within six months prior to or two years following a change in control, the noncompetition covenant will expire one year following the change in control with respect to Mr. Carlock and nine months following the change in control with respect to Ms. Klinger and Messrs. Crane, Duggan, Jones and Kelley (except that the noncompetition covenant will never expire prior to the termination of employment). The noncompetition covenant will expire immediately following termination of employment if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to or two years following a change in control. The covenant against disclosure of confidential information and the nondisparagement covenant do not expire.

Under the severance plan, any of the following events would generally constitute a “change in control”:

•	during any period of 24 consecutive months, a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;

•

the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets (other than by certain persons and entities related to the Berry family), subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our stockholders of a plan of complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to the named executive officers would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to the named executive officers. We do not provide any “gross-up” payments to the named executive officers in connection with a change in control under any circumstances.

Under the severance plan, each named executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a qualifying termination of employment or a qualifying termination of employment in connection with a change in control, as applicable, were to occur. Such amounts are in addition to the distributions of amounts deferred under the Deferred Compensation Plan that are distributed in the event of certain terminations of employment. The tables reflect the amount that could be payable under the severance plan, assuming that the termination of the named executive officer’s employment or the termination of the named executive officer’s employment in connection with a change in control, as applicable, occurred at January 27, 2013. Ms. Klinger and Mr. Kelley are omitted from the tables below due to each of their resignations from the Company.

Termination of Employment Without Cause or for Good Reason Other Than

in Connection with a Change in Control

Name	Severance Amount ($)	Value of Benefits ($)	Total ($)
Craig Carlock	1,540,000	72,000	1,612,000
Sean Crane	760,000	54,000	814,000
Marc Jones	550,000	54,000	604,000
Scott Duggan	490,000	54,000	544,000

Termination of Employment Without Cause or for Good Reason

in Connection with a Change in Control

Name	Severance Amount ($)	Value of Benefits ($)	Early Vesting of Equity Awards ($)(1)	Total ($)
Craig Carlock	2,420,000	72,000	1,220,226	3,712,226
Sean Crane	1,045,000	54,000	721,842	1,820,842
Marc Jones	756,250	54,000	701,487	1,511,737
Scott Duggan	673,750	54,000	701,487	1,429,237

(1)	Based on a per share price of $47.64, which was the closing price per share of our Common Stock on the last business day of fiscal 2012 (January 25, 2013). The value of the early vesting of stock options is calculated using the difference between the $47.64 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal 2012 Year-End table above. The value of the early, partial vesting of performance shares assumes achievement at the target level pro-rated for the portion of the three-year performance period between date of grant and January 27, 2013.

Termination of Employment in the Event of Retirement, Death or Disability

Retirement: Equity awards granted to our named executive officers in March 2012 include a retirement feature that provides for continued vesting and, in the case of stock options, continued exercisability for the life of the option following the recipient’s retirement from the Company. The participant must have met age and length of service requirements and must comply with certain restrictive covenants in order for the equity award to continue to vest and remain outstanding. None of our named executive officers would fulfill the retirement eligibility requirements under the March 2012 equity awards prior to completion of the final vesting period, in the case of stock options, or prior to the third anniversary of the issuance of the performance shares. Accordingly, no amounts are set forth herein for these awards as no benefits could be realized under the retirement provision as of January 27, 2013.

Death or Disability: Equity awards granted to our named executive officers in March 2012 provide for the full vesting of all unvested stock options in the event of the named executive officer’s death or disability and a partial vesting, following the performance period, of the performance shares. The following table sets forth the aggregate estimated value of the acceleration or other vesting of unvested equity awards in the case of death or disability assuming the triggering event occurred on January 27, 2013, all pursuant to the Omnibus Plan and each named executive officer’s applicable equity award agreements. Ms. Klinger’s unvested equity awards were forfeited upon her resignation from the Company effective December 7, 2012.

The table below reflects the amount that could be payable under the March 2012 option and performance share award agreements, assuming that the termination of employment due to death or disability occurred at January 27, 2013. Ms. Klinger and Mr. Kelley are omitted from the table below due to each of their resignations from the Company.

	Death/Disability
Name	Vesting of Option Awards ($)(1)(2)	Vesting of Portion of Performance Shares ($)(1)(3)
Craig Carlock	20,914	92,567
Sean Crane	8,555	37,869
Marc Jones	7,129	31,559
Scott Duggan	7,129	31,559

(1)	Based on a per share price of $47.64, which was the closing price per share of our Common Stock on the last business day of fiscal 2012 (January 25, 2013).

(2)	The value of the early vesting of stock options is calculated using the difference between the $47.64 per share price and the option exercise price per share. Only the March 2012 option grants include the death and disability vesting provisions language. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal 2012 Year-End table above.

(3)	The value of the early, partial vesting of performance shares assumes achievement at the target level pro-rated for the portion of the three year performance period between date of grant and January 27, 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information (in thousands, except option price) as of January 27, 2013, with respect to the securities authorized for issuance to our employees and directors under our 2010 Omnibus Incentive Compensation Plan and Employee Stock Purchase Plan. Our 2010 Omnibus Incentive Compensation Plan and Employee Stock Purchase Plan were approved by our stockholders prior to completing our initial public offering, and our 2010 Omnibus Incentive Compensation Plan was subsequently approved again by our stockholders at the 2012 annual meeting of stockholders.

We do not have any equity compensation plans under which equity awards may be made that were not approved by our stockholders.

Equity Compensation Plan Information

Equity Compensation Plan Information Table

(In thousands, except column (B))

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by security holders(1)(2)	873	$30.87	2,478
Equity compensation plans not approved by security holders	—	—	—

Total	873	$30.87	2,478

(1)	Includes securities issuable upon exercise of outstanding options and upon lapse of restrictions under restricted stock units, restricted stock awards, and performance share awards that were issued pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan. As of January 27, 2013, (i) an aggregate of approximately 759,000 options remained outstanding as of such date; (ii) an aggregate of approximately 80,000 restricted stock units and restricted stock awards remained outstanding as of such date; and (iii) an aggregate of approximately 34,000 performance shares at maximum levels remained outstanding as of such date. The weighted-average exercise price does not take into account restricted stock units, restricted stock awards, or performance shares, which do not have exercise prices.

(2)	Column (C) excludes approximately 995,000 shares of our Common Stock that are available for future issuance under our Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights

In connection with our initial public offering, we entered into a registration rights agreement with our pre-IPO stockholders (“the Berry family”) pursuant to which we granted them registration rights with respect to our Common Stock owned by them. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to registrations will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

•

Demand registration rights. The registration rights agreement grants the Berry family demand registration rights. We will be required, upon the written request of any two or more of Ray Berry, Brett Berry and Amy Barry, to use our reasonable best efforts to effect registration of shares requested to be registered by the Berry family as soon as practicable after receipt of the request. We are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration. We are not required to effect a demand registration on Form S-1 after we have effected three such demand registrations. We are not required to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

•

Shelf registration rights. The registration rights agreement grants the Berry family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Ray Berry, Brett Berry and Amy Barry may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Berry family. Upon such demand, we are required to use our reasonable best efforts to effect such registration.

•

“Piggyback” registration rights. The registration rights agreement grants the Berry family “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration.

Tax Indemnification Agreements

In connection with our initial public offering, we entered into tax indemnification agreements with our stockholders prior to the offering. Pursuant to these agreements, we agreed that upon filing any tax return (amended or otherwise), or in the event of any restatement of our taxable income, in each case for any period during which we were an S-corporation, we will make a payment to each stockholder on a pro rata basis in an amount sufficient so that the stockholder with the highest incremental estimated tax liability (calculated as if the stockholder would be taxable on its allocable share of our taxable income at the highest applicable federal, state and local tax rates and taking into account all amounts we previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. We also agreed to indemnify the stockholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreements.

Procedures for Related Party Transactions

Our Board of Directors has adopted a written code of business conduct and ethics for our Company, which is available in the Corporate Governance section of the investor relations portion of the Company’s website at http://ir.thefreshmarket.com. The code of business conduct and ethics was not in effect when we entered into the related party transactions discussed above. Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our corporate counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee is required to then approve or reject any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant by the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

OTHER MATTERS

Other Information About The Fresh Market, Inc.

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our 2012 Annual Report, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Corporate Secretary. By referring to our website, www.thefreshmarket.com, or any portion thereof including the investor relations portion of our website, we do not incorporate our website or its contents into this Proxy Statement.

Matters Raised at Annual Meeting not Included in this Proxy Statement

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Deadline for Submitting Stockholder Proposals

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2014 annual meeting of stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices no later than December 26, 2013. Under the Company’s bylaws, notice of any other proposal that stockholders intend to present at the 2014 annual meeting, but do not intend to have included in the Company’s Proxy Statement and form of proxy relating to the 2014 annual meeting, must be delivered to the Company’s Secretary at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408 not earlier than the close of business on February 4, 2014 and not later than the close of business on March 6, 2014. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from June 4, 2014, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of the 2014 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2014 annual meeting or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. A public announcement of adjournment or postponement of an annual meeting shall not commence a new time period for the giving of notice. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

Expenses and Solicitation

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail and via the Internet through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or e-mail following the original solicitation.

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders sharing the same address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver, upon oral or written request, a separate copy of the annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders wishing to receive a separate annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, or stockholders wishing to receive a single copy of annual reports to stockholders, proxy statements, or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of annual reports to stockholders, proxy statements, or Notices of Internet Availability of Proxy Materials may contact The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary, Telephone: (336) 272-1338.

Appendix A

Definition of Non-GAAP (Generally Accepted Accounting Principles) Measures

This Proxy Statement contains financial measures that are not calculated in accordance with GAAP (“non-GAAP financial measures”). While we believe that these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.

Fiscal 2012 Operating Income, on an excluded items basis

Operating income, on an excluded items basis, is a financial measure not prepared in accordance with GAAP and is used solely for purposes of our annual incentive compensation programs. For fiscal 2012, operating income determined in accordance with GAAP of approximately $101.49 million was adjusted to add back the following expenses that do not represent the Company’s core operating business: (1) approximately $0.48 million of expenses incurred in connection with a public offering of our Common Stock by certain of our pre-initial public offering stockholders and (2) approximately $0.01 million in expenses related to a review of a tax return for periods prior to our initial public offering. Each of these expenses was incurred by the Company under contracts entered into at the time of our initial public offering.

Set forth below is an unaudited reconciliation of the calculation of operating income, on an excluded items basis, for fiscal 2012:

Operating Income, on an excluded items basis	2012 (unaudited) ($ in millions)
Operating Income	$101.49
Adjustments for Non-Core Expenses
Public Offering Expenses	0.48
Examination of Pre-IPO Tax Return Expenses	0.01

Net Adjusting Items	$0.49

Operating Income, on an excluded items basis	$101.98

Fiscal 2012 Return on Invested Capital

Return on Invested Capital is defined as (1 – tax rate)*(net income + interest expense + provision for income taxes)/(average assets – average cash – average non-interest bearing current liabilities). Return on Invested Capital, on an excluded items basis, is used solely for purposes of our annual incentive compensation programs and is defined as (1 – tax rate)*(net income, on an excluded items basis + interest expense + provision for income taxes)/(average assets – average cash – average non-interest bearing current liabilities).

	2012 (unaudited) ($ in millions)
Return on Invested Capital	ROIC	ROIC, on an excluded items basis
Operating Income(a)	$101.49	$101.98
Tax Rate (effective income tax rate)	35.9%	35.9%
Average assets(b)	$347.98	$347.98
Average cash(c)	$11.85	$11.85
Average non-interest bearing current liabilities(d)	$85.15	$85.15
Return on Invested Capital	25.9%	26.0%

A-1

(a)	For fiscal 2012, net income determined in accordance with GAAP, plus interest expense, plus provision for income taxes, equaled and was identical to, operating income determined in accordance with GAAP. For fiscal 2012, net income, on an excluded items basis, which is not presented alone and is used solely to calculate ROIC, on an excluded items basis, for purposes of the fiscal 2012 annual incentive compensation program, is a non-GAAP financial measure. For fiscal 2012, net income, on an excluded items basis, plus interest expense, plus provision for income taxes, equaled and was identical to, operating income, on an excluded items basis.

(b)	Average assets is equal to the sum of average total assets for each of the four quarters in the fiscal year ended January 27, 2013, divided by four. Average total assets for each quarter is equal to the sum of total assets as of the end of the immediately preceding quarter and total assets as of the end of the subject quarter, divided by two, in each case, as presented on the Company’s balance sheets.

(c)	Average cash is equal to the sum of the average cash and cash equivalents for each of the four quarters in the fiscal year ended January 27, 2013, divided by four. The average cash and cash equivalents for each quarter is equal to the sum of the cash and cash equivalents as of the end of the immediately preceding quarter and the cash and cash equivalents as of the end of the subject quarter, divided by two, in each case, as presented on the Company’s balance sheets.

(d)	Average non-interest bearing current liabilities is equal to the sum of average non-interest bearing current liabilities for each of the four quarters in the fiscal year ended January 27, 2013, divided by four. Average non-interest bearing current liabilities for each quarter is equal to the sum of the non-interest bearing current liabilities as of the end of the immediately preceding quarter and the non-interest bearing current liabilities as of the end of the subject quarter, divided by two. For each quarter in the fiscal year ended January 27, 2013, non-interest bearing current liabilities was the same as total current liabilities, as presented on the Company’s balance sheets.

Calendar Year 2010 Adjusted Net Income

Calendar year 2010 adjusted net income is presented in a chart in this Proxy Statement in our Compensation Discussion and Analysis. Set forth below is an unaudited reconciliation of calendar year 2010 adjusted net income, a non-GAAP financial measure, to net income determined in accordance with GAAP.

Adjusted Net Income	CY 2010 (unaudited) ($ in millions)
Net income	$22.9
Share-based compensation expense(a)	17.6
Recognition of deferred tax liabilities upon C-corporation conversion	19.1
Tax provision(b)	(18.4)

Adjusted net income	$41.2

(a)	Represents share-based compensation expense of $28.8 million including related payroll taxes incurred in connection with our initial public offering in November 2010, net of tax benefit.

(b)	Represents estimated income taxes from January 2010 to November 2010, during which time period we were an S-corporation, using a blended statutory rate of 39.0%, which reflects combined federal and state income taxes, as if we had been treated as a C-corporation.

A-2

THE FRESH MARKET, INC. 628 GREEN VALLEY ROAD, SUITE 500 GREENSBORO, NC 27408 ATTN: SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2013. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59563-P38279 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE FRESH MARKET, INC.	For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the listed nominees:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) Ray Berry 02) Jeffrey Naylor 03) Jane Thompson

	The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain
	2. Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for our 2013 fiscal year.					☐	☐	☐
	3. Advisory vote to approve named executive officer compensation.					☐	☐	☐

NOTE: If you grant a proxy, the proxy holders will also have the discretion to vote these shares on such other business as may properly come before the meeting or any adjournment or postponement thereof.

	For address changes/comments, mark here. (See reverse for instructions)			☐

	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M59564-P38279

THE FRESH MARKET, INC. Annual Meeting of Stockholders June 4, 2013 2:00 P.M. This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of The Fresh Market, Inc., a Delaware corporation (the “Company”), hereby appoint(s) R. Craig Carlock, Jr., Sean M. Crane and Scott F. Duggan, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, United States, on June 4, 2013 at 2:00 p.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side